UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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iSTAR INC.
(Name of Registrant as Specified In Its Charter)

(Name of Registrant as Specified In Its Charter)
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1114 Avenue of the Americas, 39th Floor
New York, New York 10036
April 5, 2017

Dear iStar Shareholder:
We cordially invite you to attend our 2017 annual meeting of shareholders. We will hold the meeting at the Harvard Club of New York City, 35 West 44th Street, 3rd Floor, New York, New York 10036 on Tuesday, May 16, 2017 at 9:00 a.m. local time.
Attached are a notice of meeting and proxy statement that contain information on the proposals to be voted on at the annual meeting and other important matters. We encourage you to read the proxy statement and attachments carefully.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE:

•	FOR THE ELECTION OF THE SIX NOMINEES AS DIRECTORS

•	FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

•	FOR THE RESOLUTION APPROVING, ON A NON-BINDING, ADVISORY BASIS, OUR EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT

•	FOR THE RESOLUTION APPROVING, ON A NON-BINDING, ADVISORY BASIS, GIVING SHAREHOLDERS AN ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION EVERY YEAR

•	AGAINST THE PROPOSAL SUBMITTED BY A SHAREHOLDER, IF PROPERLY PRESENTED AT THE ANNUAL MEETING

Every shareholder vote is important and we encourage you to vote as promptly as possible. All shareholders are invited to attend the annual meeting in person. Any shareholder attending the annual meeting may vote in person even if he or she previously returned a proxy.

As an iStar shareholder, you play an important role in our company by considering and taking action on the matters being presented, as set forth in the attached proxy statement. We appreciate the time and attention you invest in making thoughtful decisions.

Sincerely,
Jay Sugarman
Chairman and Chief Executive Officer

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS
DATE:        Tuesday, May 16, 2017
TIME:         9:00 a.m. (Eastern time)
LOCATION:     Harvard Club of New York City
35 West 44th Street, 3rd Floor
New York, New York 10036
ITEMS OF BUSINESS

Proposal 1.	Election of Directors: Jay Sugarman, Clifford De Souza, Robert W. Holman, Jr., Robin Josephs, Dale Anne Reiss and Barry W. Ridings.

Proposal 2:	Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2017.

Proposal 3:	Non-binding, Advisory Vote to Approve Executive Compensation (“Say on Pay”)

Proposal 4:	Non-binding, Advisory Vote on the Frequency of Advisory Shareholder Votes to Approve Executive Compensation (“Say When on Pay”)

Proposal 5:	Non-binding, Advisory Vote on a Proposal Submitted by a Shareholder, If Properly Presented at the Annual Meeting
In addition, at the annual meeting we will transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.
RECORD DATE
The board has fixed the close of business on March 22, 2017 as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting or any postponement or adjournment of the meeting. Only holders of record of our common stock, par value $0.001 per share, and 8.00% Series D preferred stock, par value $0.001 per share, at the close of business on that date will be entitled to vote at the annual meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2017:
We make proxy materials available to our shareholders on the Internet. You can access proxy materials at http://www.edocumentview.com/STAR. You also may authorize your proxy via the Internet or by telephone by following the instructions on that website. In order to authorize your proxy via the Internet or by telephone you must have the shareholder identification number that appears on the enclosed Notice of Internet Availability of Proxy Materials. You also may request a paper or an e‑mail copy of our proxy materials and a paper proxy card by following the instructions included in the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,
Geoffrey M. Dugan
General Counsel, Corporate and Secretary
New York, NY
April 5, 2017

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ATTACHED PROXY CARD AS PROMPTLY AS POSSIBLE

PROXY STATEMENT
Annual Meeting of Shareholders
To Be Held May 16, 2017
GENERAL
We are making this proxy statement available to holders of our common stock, par value $0.001 per share, and holders of our 8.00% Series D preferred stock, par value $0.001 per share, on or about April 5, 2017 in connection with the solicitation by our board of directors of proxies to be voted at our 2017 annual meeting of shareholders or at any postponement or adjournment of the annual meeting. Our common stock is listed on the New York Stock Exchange, or the NYSE, and is traded under the symbol “STAR.”
This proxy statement is accompanied by a copy of our Annual Report to Shareholders for the year ended December 31, 2016. Additional copies of the Annual Report, including our audited financial statements for the fiscal year ended December 31, 2016, may be obtained from our website at www.istar.com, or by contacting our Investor Relations department at (212) 930-9400, 1114 Avenue of the Americas, 39th Floor, New York, NY 10036. Copies will be furnished at no additional expense. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the Securities and Exchange Commission, or SEC.
Who is entitled to vote at the meeting?
Only holders of record of our common stock and our Series D preferred stock at the close of business on March 22, 2017 are entitled to receive notice of and to vote at the annual meeting or at any postponement or adjournment of the meeting. On the record date, there were 71,916,858 shares of common stock and 4,000,000 shares of Series D preferred stock outstanding and entitled to vote.
What constitutes a quorum?
The presence, either in person or by proxy, of the holders of the outstanding common stock and Series D preferred stock entitled to cast a majority of all the votes entitled to be cast at the meeting, considered as a single class, on the record date is necessary to constitute a quorum at the annual meeting.
What are the voting rights of shareholders?
Each shareholder is entitled to one vote for each share of common stock and 0.25 votes for each share of Series D preferred stock registered in the shareholder’s name on the record date.
What vote is needed to approve each proposal?
Assuming a quorum is present in person or by proxy at the annual meeting:

•
For Proposal 1, the election of directors, the vote of a plurality of the votes cast by the holders of our common stock and Series D preferred stock, all voting as one class, is required. However, in an uncontested election of directors, notwithstanding being elected by a plurality of the votes cast, if an incumbent nominee for director fails to receive the affirmative vote of a majority of the total votes cast

“for” and affirmatively “withheld” as to such individual, such person must promptly tender his or her resignation to the Board following certification of the vote. See “INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES - Director Resignation Policy”. Broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of the nominees.

•
For Proposal 2, the ratification of the appointment of the independent registered public accounting firm, the affirmative vote of a majority of the votes cast by the holders of our common stock and Series D preferred stock, all voting as one class, is required.

•
For Proposal 3, the resolution to approve, on a non-binding, advisory basis, our executive compensation as described in this proxy statement, the affirmative vote of a majority of the votes cast by the holders of our common stock and Series D preferred stock, all voting as one class, is required.

•
For Proposal 4, the resolution to approve on a non-binding, advisory basis, the frequency (whether every year, every two years or every three years) of advisory shareholder votes on our executive compensation, the option that receives a majority of the votes cast by the holders of our common stock and Series D preferred stock, all voting as one class, will be deemed to be the frequency recommended by our shareholders. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the frequency recommended by our shareholders. In either case, this vote is advisory and not binding on us or the Board in any way, and the Board or the Nominating and Governance Committee may determine that it is in our best interests to hold an advisory shareholder vote on executive compensation more or less frequently than the option recommended by our shareholders.

•
For Proposal 5, the resolution to approve on a non-binding, advisory basis, the proposal submitted by a shareholder, if properly submitted at the annual meeting, the affirmative vote of a majority of the votes cast by the holders of our common stock and Series D preferred stock, all voting as one class, is required.

For the approval of any other matters properly presented at the meeting for shareholder approval, the affirmative vote of a majority of the votes cast by the holders of our common stock and Series D preferred stock, all voting as one class, is required.
What are broker non-votes and what is the effect of broker non‑votes and abstentions?
A “broker non-vote” occurs when a broker, bank or other nominee returns a properly executed proxy, but indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received voting instructions from the beneficial owner of such shares on that matter. Under current NYSE rules, a broker, bank or other nominee does not have discretionary authority to vote shares without specific voting instructions from the beneficial owner on the election of directors (Proposal 1), the resolution to approve, on a non-binding, advisory basis, our executive compensation (Proposal 3), the resolution to approve, on a non-binding, advisory basis, the frequency of the advisory shareholder vote on our executive compensation (Proposal 4), and the resolution to approve, on a non‑binding, advisory basis, the shareholder proposal (Proposal 5). A broker, bank or other nominee does, however, have discretionary authority to vote shares without specific voting instructions from the beneficial owner on the ratification of the appointment of the independent registered public accounting firm (Proposal 2).
For purposes of votes on all matters described in this proxy statement to be presented at the annual meeting, broker non-votes and abstentions will not be counted as votes cast and will have no effect on the result of the vote. Both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

How is my vote counted?
If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the annual meeting, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock or Series D preferred stock will be voted FOR the election of directors (Proposal 1), the ratification of the appointment of the independent registered public accounting firm (Proposal 2), the resolution to approve, on a non-binding, advisory basis, executive compensation (Proposal 3), the resolution to approve, on a non-binding, advisory basis, an annual shareholder vote on executive compensation (Proposal 4), AGAINST the proposal submitted by a shareholder (Proposal 5) and as recommended by the board with regard to all other matters in the discretion of the proxy holder.
Votes cast in person or by proxy at the annual meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. If your shares are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee which you must follow in order to have your shares voted. Such shareholders who wish to vote in person at the meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares of record.
Can I change my vote after I submit my proxy card?
If you authorize a proxy to vote your shares, you may revoke it at any time before it is voted by:

•	submitting voting instructions at a later time via Internet or telephone before the closing of these voting facilities;

•	giving written notice to our corporate secretary by any means bearing a date later than the date of the proxy expressly revoking the proxy;

•	signing and forwarding to us a proxy dated later; or

•	attending the annual meeting and personally voting the common stock or Series D preferred stock owned of record by you, although attendance at the annual meeting will not, by itself, revoke a proxy.
Who pays the costs of soliciting proxies?
We will pay the costs of soliciting proxies from our shareholders. In addition to solicitation by mail, certain of our directors, officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview or otherwise without being paid additional compensation. We will also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners in accordance with the proxy solicitation rules and regulations of the SEC and the NYSE. Alliance Advisors LLC has been engaged to solicit proxies on our behalf in connection with our 2017 annual meeting of shareholders and provide other advisory services for a fee of $17,500, plus expenses.
ELECTION OF DIRECTORS
At the 2017 annual meeting, six directors are to be elected to hold office for a term of one year, until the next annual meeting and until their successors have been elected and qualified. In accordance with the provisions of our charter, each member of our board is elected annually.
All of the nominees for election as a director are presently serving as directors. If a nominee becomes unavailable to serve as a director for any reason, the shares represented by any proxy will be voted for the person, if any, who may be designated by the board to replace that nominee. At this time, the board has no reason to believe that any nominee will be unavailable to serve as a director if elected.
All of the nominees for election as a director, other than Mr. Sugarman, are independent within the standards prescribed by the NYSE.

The following table sets forth summary information about each person nominated for election as a director:

Name	Age	Title	Director Since	Committee Memberships
Jay Sugarman	54	Chairman and Chief Executive Officer	1996	None
Clifford De Souza	55	Independent Director	2015	Audit Committee, Nominating and Governance Committee
Robert W. Holman, Jr.	73	Independent Director	1999	Compensation Committee (Chair), Nominating and Governance Committee
Robin Josephs	57	Lead Independent Director	1998	Compensation Committee, Nominating and Governance Committee (Chair)
Dale Anne Reiss	69	Independent Director	2008	Audit Committee (Chair), Nominating and Governance Committee
Barry W. Ridings	65	Independent Director	2011	Audit Committee, Compensation Committee

Director Qualifications
Our Nominating and Governance Committee believes that our directors should possess the following qualifications:

•	Education, background, skills and experience that provide knowledge of business, financial, governmental or legal matters relevant to our business or to our status as a publicly owned company;

•	A high level of personal and professional ethics, integrity and values;

•	Reputation for exercising good business judgment;

•	Commitment to representing the long-term interests of our shareholders; and

•	Sufficient available time to be able to fulfill his or her responsibilities as a member of the board and of any committees to which he or she may be appointed.
The committee endeavors to ensure our board represents a broad range of experience, qualifications, skills and attributes and, as a whole, reflects an appropriate diversity of background, experience and perspectives. We believe that the nominees for election as a director have the qualifications necessary to ensure that we are taking appropriate steps to address the complex issues confronting us in a challenging business and economic environment. The nominees for election as a director have held leadership positions in business (and in particular the real estate, investment and financial services business sectors) and finance over an extended period of time. Each of the nominees has demonstrated a long record of professional integrity, intellectual acumen, analytic skills, a strong work ethic and the ability to maintain a constructive environment for discussion of matters considered by our board. Additionally, all of our directors have experience as board members of a diverse range of public and private companies.
Director Nominees
Jay Sugarman has served as a director of iStar Inc. (and our predecessor) since 1996 and chief executive officer since 1997. Prior to forming iStar Inc. and its predecessors, Mr. Sugarman managed private investment funds on behalf of the Burden family (a branch of the Vanderbilt family) and the Ziff family. Mr. Sugarman received his undergraduate degree summa cum laude from Princeton University, where he was nominated for valedictorian and received the Paul Volcker Award in Economics, and his M.B.A. with high distinction from Harvard Business School, graduating as a Baker Scholar and recipient of the school’s academic prizes for both finance and marketing. As founder of iStar Inc. and chief executive officer since 1997, Mr. Sugarman has demonstrated the leadership skills and extensive executive experience across a broad range of investment, financial and operational matters that are necessary to lead iStar, a fully-integrated finance and investment company focused on the commercial real estate industry.
Clifford De Souza has served as one of our directors since 2015. Mr. De Souza is a member of our Audit Committee and our Nominating and Governance Committee. Previously, he was chairman of the board of directors and head of international business at Mitsubishi UFJ Securities International, or Mitsubishi, from 2012 to 2014 and served as its chief executive officer from 2008 to 2012. At Mitsubishi, Mr. De Souza was responsible for its securities and investment banking operations and served as the global head of fixed income and commodities for its securities business. From 2005 to 2007, Mr. De Souza served as the chief executive officer and chief investment officer of EMG Investment Management where he managed and developed an alternative asset management business. From 2001 to 2004, Mr. De Souza served as the head of the hedge fund group at Citigroup Alternative Investment where he managed over $40 billion in private equity, real estate, structured product and hedge fund assets. From 1995 to 2000, Mr. De Souza served as global co-head of the UBS Emerging Markets Debt and Currency Trading Franchise where he directed its global secondary debt, derivative, local instrument and foreign exchange trading functions. He holds a B.A. in Physics from the University of Cambridge and a Ph.D. in Theoretical Physics from the University of Maryland. Mr. De Souza’s qualifications for election to our board include his experience as chairman and chief executive officer at Mitsubishi, his involvement and experience leading and developing the management of complex businesses and his in-depth expertise as an investor and allocator of capital.
Robert W. Holman, Jr. has served as one of our directors since 1999. He is chairman of our Compensation Committee and a member of our Nominating and Governance Committee. Mr. Holman was co-founder of TriNet Corporate Realty Trust, Inc., or TriNet, a NYSE-listed company that we acquired in 1999, and served as its chief executive officer and chairman of the board. He was chief executive officer and chairman of TriNet’s predecessor, Holman/Shidler Corporate Capital, Inc., for ten years. He has structured, acquired, financed and managed several billion dollars of commercial and corporate assets in 40 states and Canada. Mr. Holman co-founded and was a senior executive and director of Watkins Pacific Corporation, a public multi-national conglomerate. Mr. Holman currently serves as a director and member of the audit and investment committees of the Parasol Tahoe Community Foundation. Mr. Holman has previously served as a director of Amerivest Properties, Inc., an American Stock Exchange-listed company, and as a senior executive, director, owner or board advisor for investment and operating companies in the United States, Great Britain, Australia and Mexico. He holds a B.A. degree in international economics from the University of California at Berkeley, an M.A. degree with honors from Lancaster University in England, where he was a British Council Fellow, and did post-graduate work at Harvard University where he was awarded a Loeb Fellowship. Mr. Holman’s experience as a founder, chief executive and director of TriNet, a public real estate investment firm focused on corporate tenant leasing that remains a key aspect of our business, his involvement in leadership capacities in other companies and organizations engaged in a broad range of business, finance and investment activities and his experience as a private investor all bring valuable skills and qualifications to our board.
Robin Josephs has served as one of our directors since 1998. Ms. Josephs serves as our Lead Director, with duties that include presiding at all executive sessions of the independent directors and serving as principal liaison between the chairman and the independent directors. Ms. Josephs is chair of our Nominating and Governance Committee and a member of our Compensation Committee. From 2005 to 2007, Ms. Josephs was a managing director of Starwood Capital Group L.P., a private equity firm specializing in real estate investments. Previously, Ms. Josephs was a senior executive with Goldman Sachs & Co. in various capacities. She currently serves as a director, chair of the compensation committee and a member of the audit committee of MFA Financial, Inc. (NYSE: MFA), which is primarily engaged in investing in residential mortgage-backed securities, and as a director and member of the audit committee and compensation committee of QuinStreet, Inc. (NASDAQ: QNST), a vertical marketing and online media company. Ms. Josephs previously served until 2016 as a director and member of the audit and compensation committees of Plum Creek Timber Company, Inc. (NYSE: PCL) until its sale to Weyerhaeuser. Ms. Josephs is a trustee of the University of Chicago Cancer Research Foundation. Ms. Josephs received a B.S. degree in economics magna cum laude from the Wharton School (Phi Beta Kappa) and an M.B.A. degree from Columbia University. Ms. Josephs’ employment as an investment banking professional brings valuable knowledge of finance and capital markets to our board. Her background working as a managing director of

Starwood Capital Group, where she evaluated and managed numerous real estate investments, adds knowledge and expertise in this area of vital importance to our company. Ms. Josephs’ extensive experience as a director of public companies also brings to our board valuable skills and insights into the governance of real estate, investment and operating companies.
Dale Anne Reiss has served as one of our directors since 2008. Ms. Reiss is chair of our Audit Committee and a member of our Nominating and Governance Committee. Until her retirement in 2008, she served as Global and Americas Director of Real Estate at Ernst & Young LLP, was a Senior Partner there from 1995 through 2008, and was subsequently a senior consultant to the Global Real Estate Center of Ernst & Young LLP from 2008 to 2011. Ms. Reiss serves as Senior Managing Director of Brock Capital Group LLC and Chairperson of Brock Real Estate LLC, its equity and mezzanine financing arm, as well as Managing Director of Artemis Advisors, LLC. Ms. Reiss currently serves as a director and chair of the audit committee of Tutor Perini Corporation (NYSE:TPC), a leading civil and building construction company, as a director and a member of the audit committee of CYS Investments, Inc. (NYSE: CYS), a specialty finance company that invests in residential mortgage-backed securities, and as a director and chair of the compensation committee of Care Capital Properties, Inc., a healthcare real estate investment trust with a diversified portfolio of triple-net leased properties. She is a former member of the boards of directors of Post Properties, Inc., where she also served on the audit committee, the Pension Real Estate Association, and ULI-the Urban Land Institute, where she continues to serve as a governor. Ms. Reiss is a Certified Public Accountant. She received a B.S. from the Illinois Institute of Technology and an M.B.A. from the University of Chicago. Ms. Reiss’ qualifications for election to our board include extensive expertise in financial and accounting matters from her experience over an extended period at several major public accounting firms, her leadership experience in management and operations at those firms and her experience as a director of other public and private companies.
Barry W. Ridings has served as one of our directors since 2011. He is a member of our Audit Committee and our Compensation Committee. Mr. Ridings is a senior advisor at Lazard Frères & Co. LLC, having previously served as vice chairman of the firm, where he has been employed since 1999. He serves as chairman of LMDC Holdings LLC and chairman of Lazard Middle Market LLC. Mr. Ridings served as managing director of BT Alex Brown from 1990 to 1999. He has over 40 years of experience in debt and equity offerings, mergers and acquisitions and corporate restructurings. Mr. Ridings serves as a director of Siem Industries Inc., a company with interests in oil, gas and shipping, and Ultrapetrol (Bahamas) Limited (NASDAQ:ULTR), an industrial transportation company that provides marine transportation in South America. He is chairman of the Advisory Council for the Cornell University Johnson Graduate School of Business. He serves as a trustee of the Mu of Delta Kappa Epsilon Foundation, a charitable fraternal organization associated with Colgate University, a trustee of The Montclair Kimberley Academy and a director of the Catholic Charities of the Archdiocese of New York. Mr. Ridings has a B.A. in Religion from Colgate University and an M.B.A. in Finance from Cornell University. Mr. Ridings’ distinguished career in the finance industry, his experience in helping companies access debt and equity capital and navigate challenging market conditions and his service as a director of other public and private companies demonstrate the valuable skills and attributes Mr. Ridings brings to our board.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES
Board Leadership Structure
Our board has the authority to select the leadership structure it considers appropriate for us. In making leadership structure determinations, the board considers many factors, including the specific needs of our business and what is in the best interests of our shareholders. Our current leadership structure consists of a combined chairman of the board and chief executive officer position, a lead independent director, or Lead Director, an active and involved board, a majority of which consists of independent directors, and board committees chaired by independent directors.
Under our bylaws, the chairman of the board presides over the meetings of the board and of the shareholders. The chairman of the board shall perform such other duties as may be assigned to him by the board of directors. The chief executive officer has general responsibility for implementation of our policies, as determined by the board, and for the management of our business and affairs. Jay Sugarman serves as both chairman of the board and chief executive officer.
Our board, by vote of its independent members, designates a Lead Director from among the independent directors, whose duties include the following:

•	Preside at all meetings of the board at which the chairman is not present and all executive sessions of the independent directors;

•	Serve as principal liaison between the chairman and the independent directors;

•	Approve agendas for board meetings;

•	Approve information presented to the board;

•	Approve the schedule of meetings of the board to assure that there is sufficient time for discussion of agenda items;

•	Call meetings of the independent directors, if deemed necessary or appropriate by the Lead Director;

•	If requested by major shareholders, be available for consultation and direct communication with major shareholders and their representatives; and

•	Such other duties as the board may determine from time to time.
Robin Josephs currently serves as our Lead Director.
The board believes that this leadership structure - a combined chairman and chief executive officer, a lead independent director, active and involved independent directors, and board committees led by independent directors-is the most appropriate and effective arrangement for us at this time. Due to the varied and complex nature of our business, the board believes the chief executive officer is in the best position to serve in the critical role of chairman of the board and lead us and the board effectively. Having a chairman who also serves as chief executive officer facilitates timely communication with directors on critical business matters. The board believes that leadership of both the board and the company by Mr. Sugarman is the optimal structure to guide us and maintain the focus needed to achieve our business goals, while also providing for effective oversight by an independent board through an independent lead director. The board also believes the current board leadership structure functions very well and provides an effective balance between strong company leadership and appropriate oversight by independent directors. The board recognizes that circumstances may change, however, and will periodically review its leadership structure.
No Staggered Board
All of our directors are elected annually.
Director Resignation Policy
In an uncontested election of directors, if an incumbent nominee for director fails to receive the affirmative vote of a majority of the total votes cast “for” and affirmatively “withheld” as to such individual at a meeting of shareholders duly called and at which a quorum is present in accordance with our bylaws, he or she shall offer to resign from the board promptly following certification of the results of the shareholder vote.
The Nominating and Governance Committee will consider such offer to resign, will determine whether to accept such director’s resignation and will submit such recommendation for consideration by the board. The director whose offer to resign is under consideration shall not participate in any deliberation or vote of the Nominating and Governance Committee or board regarding that offer to resign. Notwithstanding the foregoing, in the event that all directors offer to resign in accordance with this policy, the Nominating and Governance Committee shall make a final determination as to whether to recommend that the board accept any or all offers to resign, including those offers to resign from members of the Nominating and Governance Committee. The Nominating and Governance Committee and the board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.
Within 90 days after the date of certification of the results of the shareholder vote, the board will disclose its decision in a press release, filing with the SEC or by other public announcement. If such director’s offer to resign is not accepted by the board, such director will continue to serve until his or her successor is elected and qualifies, or his or her death, resignation, retirement or removal, whichever event shall occur first. If a director’s offer to resign is accepted by the board, then the board, in its sole discretion, may fill any resulting vacancy pursuant to the Bylaws.
A director’s acceptance of the position, or continued service as, a director of the Company constitutes such director’s agreement to abide by this policy.
Board Composition
The Nominating and Governance Committee regularly assesses the size and composition of our board to help ensure that our board functions in an effective manner given the size, diversity and complexity of our business and the range of business segments and markets in which we operate. The committee believes it is important to have a mix of experienced directors with a deep understanding of our business and others who bring fresh perspectives. The committee engages in discussions of potential additions to our board on an ongoing basis. In seeking to maintain an engaged, independent board possessing broad experience and judgment and committed to representing the long-term interests of our shareholders, the committee takes into account the various factors described above in the section of this proxy statement captioned “ELECTION OF DIRECTORS-Director Qualifications”.
Director Independence
Our board has determined that all of our current directors, other than our chairman and chief executive officer, are independent. In determining director independence, the board considers all relevant facts and circumstances and the NYSE listing standards. Under the NYSE listing standards, no director qualifies as independent unless the board affirmatively determines that the director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.
Board and Committee Annual Assessments
Our directors engage in an annual assessment of the board and committee performance, for the purpose of increasing the effectiveness of the board as a whole and its committees. An independent party interviews each director individually on a wide range of topics relating to board structure and composition, communications, information furnished to the board, the board’s relationship with management and the effectiveness of the board and its committees, and then summarizes the individual comments and assessments in an oral report to the board in executive session. The board utilizes the results of this process to help refine and improve the operations of the board and its committees.
Board Meetings Held during 2016
During the fiscal year ended December 31, 2016, the board held 11 meetings, including meetings held in person and by telephone conference call. All directors are expected to attend a majority of the board meetings. All directors attended at least 75% of all of the board meetings and applicable committee meetings. In addition, all of the directors who were elected at the 2016 annual meeting were present in person at that annual meeting, with the exception of Director John G. McDonald who was elected at the 2016 annual meeting and retired from our board effective January 2, 2017.
Executive Sessions
Our board of directors meets in executive session at least quarterly without management present. Our audit committee also meets in executive session at least quarterly, without management present, with representatives of our independent registered public accounting firm and with representatives with the accounting firm engaged to assist us in the preparation of our documentation, testing and evaluation of internal controls over financial reporting.

Committees Established by the Board
Our board has standing Audit, Compensation and Nominating and Governance Committees. These standing committees are comprised entirely of independent directors. Our board appoints special committees from time to time, as deemed necessary or appropriate.
Audit Committee
The Audit Committee is responsible for, among other things, retaining or dismissing our independent registered public accounting firm, reviewing with the auditors the plan and scope of the audit and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with management and our independent registered public accounting firm.
As of the date of this proxy statement, the members of the Audit Committee are Dale Anne Reiss (chair), Clifford De Souza and Barry W. Ridings. The board has determined that each of the current members of the Audit Committee is independent, as defined by the Audit Committee’s charter and the NYSE listing standards, and that the chair of the committee qualifies as an “audit committee financial expert” as defined by the SEC. In addition, the board has determined that each of the current members of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE. The Audit Committee met 7 times during 2016, including meetings held in person and by telephone conference call.
Compensation Committee
The Compensation Committee is responsible for overseeing our executive compensation programs. The principal responsibilities of the committee are to:

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review management’s recommendations and advise management and the board on broad compensation programs and policies such as salary ranges, annual incentive bonuses and long-term incentive plans, including equity-based compensation programs, as well as other group benefit programs offered to employees generally;

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approve performance objectives that may be established for our senior executives and evaluate the performance of such executives relative to these objectives in connection with the committee’s overall review of executive compensation;

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approve, either as a committee or together with the other independent directors based on a recommendation of the committee, the base salary, annual incentive awards, long-term incentive awards and other compensation for our chief executive officer;

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approve base salaries, annual incentive awards, long-term incentive awards and other compensation for our other officers and employees with base salaries in excess of $200,000 per year (which include all officers who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended);

•	administer the issuance of any award under our long-term incentive plans and other equity compensation programs;

•	retain and oversee third party consultants to assist with the committee’s activities, from time to time;

•	consider and evaluate “Say on Pay” resolutions and recommend to the board the frequency with which “Say on Pay” resolutions should be voted on by the shareholders;

•	perform such other duties and responsibilities pertaining to compensation matters as may be assigned to the committee by the board; and

•	review the Compensation Discussion and Analysis and recommend to the full board that it be included in our proxy statement.
As of the date of this proxy statement, the members of the Compensation Committee are Robert W. Holman, Jr. (chairman), Robin Josephs and Barry W. Ridings. Each of the current members of the Compensation Committee is independent as defined by the Compensation Committee’s charter and the NYSE listing standards. The Compensation Committee met 6 times during 2016, including meetings held in person and by telephone conference call.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for, among other things, considering and recommending actions relating to corporate governance matters. In addition, the committee considers and recommends to the board individuals to serve as our directors and executive officers. In making such recommendations, the committee considers such factors as it deems appropriate. These factors may include judgment, skill and experience with businesses and other organizations comparable to us. The charter of our Nominating and Governance Committee also identifies diversity as one factor which the committee may consider when nominating a candidate for election to the board. Diversity includes not only factors such as gender, race and age, but also background, experience, skills, accomplishments, personal qualities and other traits desirable in achieving an appropriate mix of qualified individuals.
The Nominating and Governance Committee may solicit and consider suggestions of the directors or management regarding possible nominees, may consider nominees suggested by shareholders and generally shall guide the process of recruiting new directors. The committee may employ professional search firms or consultants to assist us in identifying potential members of the board with the desired skills and disciplines. Nominations made by shareholders should be made in accordance with the procedures set forth below in this section under “Shareholder Nominations for the Board.” Candidates proposed by shareholders will be considered using the same criteria and in the same manner as all other candidates are considered.
As of the date of this proxy statement, the members of the Nominating and Governance Committee are Robin Josephs (chair), Clifford De Souza, Robert W. Holman, Jr. and Dale Anne Reiss. Each of the current members of the Nominating and Governance Committee is independent as defined by the applicable NYSE listing standards. The Nominating and Governance Committee met 4 times during 2016, including meetings held in person and by telephone conference call and, on one occasion, acting by unanimous consent.
Committee Charters
Our Audit, Compensation and Nominating and Governance Committees have adopted charters that meet the standards established by the NYSE. Copies of these charters are available on our website at www.istar.com and will be provided in print, without charge, to any shareholder who requests copies.
Service on Other Boards
In view of the commitment of time and effort that is required of a director of a public company, our board has established a guideline that its independent directors should not serve on the boards of more than five public companies and our chief executive officer should not serve on the boards of more than two public companies.
No Special Arrangements for Service as Directors
No arrangement or understanding exists between any director or executive officer and any other person or persons pursuant to which any director or executive officer was, or is, to be selected as a director or nominee.
Board’s Role in Risk Oversight
Our management is charged with assessing and managing risks associated with our business on a day-to-day basis. The board’s role is to oversee management’s execution of these responsibilities and to assess our approach to risk management. In our view, it is not possible or desirable to eliminate risk from our activities. We believe that our focus should be on identifying, pricing, managing and monitoring risk with the objective of achieving attractive, long-term, risk-adjusted returns for the benefit of the company and our shareholders. We have robust internal processes and a strong internal control environment designed to identify, manage and mitigate material risks and to communicate with the board. The board exercises its oversight role periodically as part of its regular meetings and also through its committees, which examine various elements of risk as part of their responsibilities. The full board, or the appropriate board committee in the case of risks under the purview of a particular committee, receives regular reports from members of senior management on areas of material risk to us, including operational, financial, legal, regulatory, strategic and reputational risk, in order to review and understand risk identification, risk management and risk mitigation strategies. The board’s role in risk oversight is consistent with our leadership structure generally, with the chief executive officer and other members of senior management having responsibility for assessing and managing our risk exposure, and the board and its committees providing oversight in connection with those efforts.
Shareholder Nominations for the Board
Shareholder nominations for election to the board should be sent to the attention of our corporate secretary at the address appearing on the notice accompanying this proxy statement, describing the candidate’s qualifications and accompanied by the candidate’s written statement of willingness and affirmative desire to serve in a manner representing the interest of all shareholders. Shareholders may also make nominations directly by following the procedure specified in our bylaws.
Candidates proposed by shareholders will be considered using the same criteria and in the same manner utilized by the Nominating and Governance Committee of the board in considering all candidates for election to the board, set forth above in this section under “Nominating and Governance Committee.”
Communications with the Board
We provide the opportunity for interested parties, including shareholders, to communicate with members of the board. Interested parties may communicate with our Lead Director, the other independent board members or the chair of any of the committees of the board by email or regular mail. All communications by email should be sent to CorporateSecretary@istar.com. Communications sent by regular mail should be sent to the attention of the Lead Director, the independent directors, the Audit Committee chair, the Compensation Committee chair or the Nominating and Governance Committee chair, as the case may be, in each instance in care of our corporate secretary at our headquarters at 1114 Avenue of the Americas, 39th Floor, New York, NY 10036.
Our chief legal officer and our corporate secretary will review each communication received in accordance with this process to determine whether the communication requires immediate action. These officers will forward all appropriate communications received, or a summary of such communications, to the appropriate board member(s). However, we reserve the right to disregard any communication that our chief legal officer and our corporate secretary determine is unduly hostile, threatening, or illegal, does not reasonably relate to us or our business, or is similarly inappropriate. These officers have the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.
EXECUTIVE OFFICERS
Information for Jay Sugarman, our chairman and chief executive officer, is contained above under the heading “ELECTION OF DIRECTORS.” Information is set forth below with regard to our other executive officers identified in this proxy statement. We have determined we have three executive officers. All of our officers serve at the pleasure of the board of directors and are customarily appointed as officers at the annual organizational meeting of the board held following each annual meeting of shareholders. David DiStaso served as our chief financial officer through June 15, 2016 and continued to be employed as a senior advisor through August 15, 2016.
Nina Matis, age 69, serves as our executive vice president, chief legal officer and chief investment officer. She assumed her current position in February 2008 after serving as our general counsel since 1996, executive vice president since November 1999 and chief investment officer since April 2007. Ms. Matis is responsible for overseeing and managing the strategic consideration and execution of our investment and financing transactions, restructurings and resolutions of loans and other problem assets, significant operational responsibilities and litigation and other legal matters. She serves as a member of our Senior Management Investment Committee, which has authority to approve any of our investments in an amount greater than $25 million and up to and including $60 million. Ms. Matis previously served as a partner in the law firm of Katten Muchin Rosenman LLP, one of our principal outside law firms, and was an inactive special capital partner of the firm until her withdrawal from this position during 2010. From 1984 through 1987, Ms. Matis was an adjunct professor at Northwestern University School of Law where she taught real estate transactions. Ms. Matis previously served as a director of New Plan Excel Realty Trust, Inc. She is a director of Signature Theater Company, Thomas Cole House, a National Historic Landmark that includes the home and the studio of painter Thomas Cole, and National Partnership for Women & Families, a nonprofit, nonpartisan 501(c)(3) organization. Ms. Matis received a B.A. degree, with honors, from Smith College and a J.D. degree from New York University School of Law.
Geoffrey G Jervis, age 46, serves as our chief operating officer and chief financial officer, having assumed this position on June 15, 2016. Mr. Jervis is responsible for managing the operations of our business including asset management, human resources and information technology. In addition, Mr. Jervis manages our capital markets, corporate finance, investor relations, accounting, tax and treasury functions. Prior to joining iStar, Mr. Jervis served as the chief financial officer of STAG Industrial (NYSE: STAG), chief financial officer of The Blackstone Group’s real estate debt business and chief financial officer of Blackstone Mortgage Trust (NYSE: BXMT), and chief financial officer of Capital Trust (NYSE: CT).  Mr. Jervis received a B.A. from Vanderbilt University and an M.B.A. with honors from Columbia University.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the financial reporting process of iStar Inc., or Company, on behalf of the Board of Directors of the Company in accordance with our Audit Committee charter. The board, in its judgment, has determined that all members of our Audit Committee meet the independence requirements of the SEC, or SEC, and the New York Stock Exchange, or NYSE. The board has also determined that at least one member of the Audit Committee, the chair of the Committee, is an “audit committee financial expert” within the meaning of the rules of the SEC and that each member of our Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE. We operate under a written charter approved by the board, consistent with the corporate governance rules issued by the SEC and the NYSE. Our charter is available on the Company’s website at www.istar.com and will be provided in print, without charge, to any shareholder who requests a copy.
The Company’s management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal controls over financial reporting, as well as disclosure controls and procedures.
We are directly responsible for the appointment, compensation, retention, oversight and termination of the Company’s external auditors. We have appointed PricewaterhouseCoopers LLP, or PwC, an independent registered public accounting firm, to audit the consolidated financial statements of the Company for the year ending December 31, 2017. In determining to reappoint PwC as the Company’s independent auditors, we took into consideration a number of factors, including PwC’s performance on prior audits, the quality and efficiency of the services provided by PwC, an assessment of the firm’s professional qualifications, resources and expertise, its knowledge of the Company’s business and industry, the quality of our ongoing communications with the firm, the firm’s relationship with us and the Company’s management, the firm’s independence, the appropriateness of the firm’s fees, the length of time PwC has served in this role and other factors we considered relevant. Based on our assessment of these factors, we approved the appointment of PwC to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2017. We have a policy of periodically soliciting competitive proposals for audit services from independent public accounting firms and engaged in such a competitive review most recently in 2013.
The independent registered public accounting firm is responsible for auditing the effectiveness of the Company’s internal controls over financial reporting and for expressing its opinion thereon, in addition to auditing the annual consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States. We also approve the engagement of an accounting firm to assist the Company in the preparation of its documentation, testing and evaluation of internal controls over financial reporting and reviewed their performance. We do not prepare financial statements or conduct audits.
In connection with the December 31, 2016 audited consolidated financial statements, we have:

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reviewed and discussed with management and the independent registered public accounting firm the Company’s internal controls over financial reporting, including a review of management’s and the independent registered public accounting firm’s assessments of and reports on the effectiveness of internal controls over financial reporting and any significant deficiencies or material weaknesses;

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reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for the Company, the quality of such principles and practices, and the reasonableness of significant judgments;

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discussed with the independent registered public accounting firm the items that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications; and

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reviewed and considered the written disclosures in the letter received from PricewaterhouseCoopers LLP, as required by the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding independence, including a discussion about its independence from the Company and management.

Based on the reviews and discussions above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee charter in effect in 2016, we recommended to the board that the audited consolidated financial statements for 2016 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 10-K Report”), for filing with the SEC. The board approved our recommendation.
Submitted by the Audit Committee:
Dale Anne Reiss (Chair)
Clifford De Souza
Barry W. Ridings
The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.
OTHER CORPORATE GOVERNANCE MATTERS
In addition to matters discussed elsewhere in this proxy statement, including above under “INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES”, we have implemented the following practices and policies regarding corporate governance:
Opt‑Out from MUTA Provisions
Pursuant to an amendment to our charter approved by our board in 2015, we are prohibited from electing to be subject to the provisions of Sections 3-803, 3-804 and 3-805 of the Maryland General Corporation Law (MGCL). Subtitle 8, Title 3 of the MGCL is commonly referred to as the Maryland Unsolicited Takeover Act, or MUTA,

which would otherwise allow our board to unilaterally classify itself into staggered classes and adopt certain other takeover defense measures. The opt-out from MUTA provisions may not be repealed unless the repeal is approved by shareholders by the affirmative vote of at least a majority of the votes cast on the matter by shareholders which are entitled to vote generally in the election of directors.
Corporate Governance Guidelines
Our board has approved a set of general guidelines that provide the framework for our corporate governance. The board reviews these guidelines and other aspects of our corporate governance periodically, as necessary. Our corporate governance guidelines may be found on our website at www.istar.com and will be provided in print, without charge, to any shareholder who requests a copy.
Code of Conduct
Our Code of Conduct documents the principles of conduct and ethics to be followed by our directors, officers and employees. The purpose of the Code of Conduct is to promote honest and ethical conduct, compliance with applicable governmental rules and regulations, full, fair, accurate, timely and understandable disclosure in periodic reports, prompt internal reporting of violations of the Code of Conduct and a culture of honesty and accountability. A copy of the Code of Conduct has been provided to each of our directors, officers and employees, who are required to acknowledge that they have received and will comply with the Code of Conduct. Among its many features, the Code of Conduct describes how employees can report any matter that may be of concern to a named Compliance Officer, any other member of our Compliance Committee, our chief executive officer or the chair of the Audit Committee. This reporting may be done on an anonymous basis. We have also established an independent “hotline” telephone service that may be used by employees who wish to report any concerns or suspected violations of our standards of conduct, policies or laws and regulations, on an anonymous basis or otherwise. We will disclose any material changes to the Code of Conduct, and any waivers that are approved for directors or executive officers, in our public SEC filings and on our website within four business days of such an event. A copy of our Code of Conduct may be found on our website at www.istar.com and will be provided in print, without charge, to any shareholder who requests a copy.
Disclosure Committee
We maintain a Disclosure Committee consisting of members of our executive management and senior staff. The purpose of the Disclosure Committee is to oversee our system of disclosure controls and assist and advise the chief executive officer and chief financial officer in making the required certifications in SEC reports. The Disclosure Committee was established to bring together on a regular basis representatives from our core business lines and employees involved in the preparation of our financial statements to discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings and review our draft periodic SEC reports prior to filing. The Disclosure Committee reports to our chief executive officer and, as appropriate, to our Audit Committee. The Disclosure Committee meets quarterly and otherwise as needed. The Disclosure Committee has adopted a written charter to memorialize the Committee’s purpose and procedures. A copy of the charter may be found on our website at www.istar.com and will be provided in print, without charge, to any shareholder who requests a copy.
Shareholder Outreach and Communication; Shareholder Responsiveness
On a regular basis throughout the year, our management engages in communications with our significant investors to ensure that management and the board understand and consider the issues that are important to our shareholders. We regularly discuss with our investors matters relating to our business, strategic plans, financial results, corporate governance issues, compensation program and related matters.
We plan to continue these types of discussions with our shareholders, which provide valuable feedback and enable us to address shareholder concerns and interests in designing and implementing our programs and practices.

No Poison Pill
We do not currently have a shareholder rights plan, commonly known as a “poison pill,” in effect.
Compensation Related Matters
See “Compensation Discussion and Analysis-Key Compensation Practices” and “Other Compensation Design Practices” for additional information on our policies on matters such as our stock ownership guidelines, hedging and pledging restrictions, compensation clawbacks and similar matters.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This compensation discussion and analysis describes the key principles and factors underlying our executive compensation policies and decisions for 2016 for our executive officers identified in this proxy statement. The following discussion should be read in conjunction with the other information presented in this proxy statement, including the information in the compensation tables and the footnotes to those tables.
Introduction
Our compensation program reflects our pay-for-performance philosophy and is designed to create a strong connection between executive pay and our business performance, including shareholder value creation. The compensation program has the following objectives:

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To further our current and long-term strategic, business and financial goals in the creation of shareholder value by enabling us to attract, retain, motivate and reward key executives who contribute to achieving those goals.

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To encourage our key executives to improve business performance and increase shareholder value by providing a mix of current compensation and long-term rewards that is variable and distributed between salary and performance‑based pay and includes cash, equity compensation and other benefits.

•	To align shareholder and employee interests by compensating employees for improving our business performance and increasing the value of the company, to the benefit of our shareholders.
To promote these objectives, a majority of our executives’ compensation is directly tied to accomplishments that improve the performance of the Company and increase the Company’s value. We believe this approach helps us achieve our objectives and promote the interests of our shareholders. Our compensation actions during 2016 took into account the performance and accomplishments of our management team towards achieving our current and long-term strategic, business and financial goals, and reflect our continuing efforts to enhance the alignment between our executive incentive compensation and results realized by our shareholders.
Company Performance
2016 was a year of solid progress for iStar. Here are some of the significant 2016 highlights:

•	We grew net income (loss) for the fiscal year to $0.55 per diluted common share, versus $(0.62) for the prior year.

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During 2016, we modified our presentation of adjusted income to reflect the effect of gains or losses on charge-offs and dispositions on carrying value gross of loan loss reserves and impairments. After taking into consideration this modified definition, adjusted income for the fiscal year was $1.15 per diluted common share, versus $0.35 for the prior year. We exceeded our target of 50% year-over-year growth in adjusted income per share.

•	We originated $692 million of investments within the real estate finance and net lease portfolios.

•	We monetized operating properties for $377 million, generating $109 million of income.

•	We achieved target entitlement on approximately 90% of our land portfolio.

•	We ended the year with $749 million of liquidity, including unrestricted cash and borrowing capacity on our credit facilities.

•	We reduced diluted shares outstanding by 38 million shares, or 30%, achieved through stock buybacks and repayment of convertible bonds.

•	We were added as a constituent to the MSCI US REIT Index (RMZ).

•	We made a significant addition to our senior management team by hiring Geoffrey Jervis in the newly created role of COO and CFO.
Compensation Program Design
Our compensation program seeks to enhance the linkage and measurement of employee performance and shareholder value creation through the design of our annual incentive and long-term incentive compensation programs. Our Compensation Committee (Committee), with the assistance of Pay Governance LLC (Pay Governance), an independent compensation consultant engaged by the Committee, regularly reviews the design and implementation of the compensation programs to achieve this purpose.
In our regular communications with significant shareholders regarding our business, strategic plans, financial results and related matters, we have elicited our shareholders’ views regarding our compensation program and our efforts to enhance the alignment between our performance, our shareholders’ results and our executives’ incentives. The results of our recent Say on Pay votes have indicated strong shareholder support of our compensation programs. We continue to work to enhance our overall compensation program to provide appropriate incentive compensation opportunities for our executives that are aligned with our financial performance and results for our shareholders.
Key Compensation Practices
Our key executive compensation practices are summarized below. We believe these practices promote good governance and serve the interests of our shareholders. Certain of these practices are described in more detail elsewhere in this proxy statement.
WHAT WE DO

•	We emphasize variable pay over fixed pay, with the majority of the compensation of our executive officers identified in this proxy statement being long-term performance-based pay

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We provide a mix of cash and equity compensation, with equity incentive compensation for our executive officers identified in this proxy statement consisting substantially of performance-based awards that also require continued service

•	We include a variety of objective performance metrics in our incentive compensation program

•	Under our annual incentive bonus plan, the size of the annual incentive bonus pool is determined based on our performance in achieving financial performance goals approved by the Committee in advance

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Under the iStar Performance Incentive Plan, or iPIP, which is the primary long-term incentive program for our executive officers identified in this proxy statement and key investment professionals, payouts to participants are based upon the performance of pools of new investments originated during a two-year period. No payouts to participants will occur until the company has realized a full return of our invested capital in the assets included in the pool plus a return based on both our corporate leverage ratio and borrowing rate from time to time (or asset specific leverage if applicable to a particular investment) and a fixed preferred return rate; in addition, any earned payouts will be reduced if our total shareholder return, or TSR, underperforms the TSR of two selected market indices

•	We impose stock ownership guidelines for our senior executives and directors

•	We impose sale restrictions on vested annual incentive awards that are delivered in the form of shares

•	We prohibit hedging and significant pledging of our shares by our senior executives and directors

•	We include “double trigger” change in control provisions in incentive award agreements, which require termination of employment following a change in control for compensation to be paid

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We impose “clawback” provisions in compensation awards, which enable us to recoup incentive compensation in the event of misconduct directly related to a material restatement of our financial or operating results

•	We utilize an independent compensation consultant to advise the Committee on compensation program design, key compensation trends and internal and external competitiveness of our compensation program
WHAT WE DON’T DO

•	No employment agreements

•	No “change in control” agreements

•	No excise tax gross-ups on any compensation paid as a result of a change in control

•	No repricing of underwater stock options or granting of stock options at a price less than 100% of fair market value on grant date

•	No dividends or dividend equivalents paid on restricted stock units unless and until they vest

•	No preferential retirement plan, severance arrangements or perquisites available to executives that are not generally available to all employees
Primary Compensation Elements
Our executives are compensated through a combination of the following types of compensation:

•	Base salaries

•	Annual incentive awards (bonus)

•	Long-term incentive awards, in the form of points in the iPIP and/or equity-based awards under the LTIP

•	Group benefits available to employees generally, including 401(k) retirement plan and group health and welfare benefits
Alignment of CEO Realized Pay and Company Performance
The Committee believes our executive compensation program should reward success when the management team’s efforts increase shareholder value and limit earned compensation when shareholder value declines and/or our goals are not achieved. The majority of the compensation opportunity for our chief executive officer is delivered through allocations of iPIP points. In addition to iPIP points, Mr. Sugarman receives a base salary (which has not been increased since 2001).
As a result of the iPIP structure, including the long-term performance goals and six-year vesting requirements (see “Long-Term Incentive Compensation: iStar Performance Incentive Plan (iPIP)” section on page 21), the realized value of Mr. Sugarman’s pay (i.e., the actual value received by Mr. Sugarman through vesting of long-term incentive, or LTI, awards and/or actual compensation paid) has been significantly less than the value of the total compensation that SEC rules require we disclose in the Summary Compensation Table on page 25:

•	The total realized value of the total compensation (excluding amounts listed as “All Other Compensation”) actually received by our chief executive officer for the last three fiscal years

(2014-2016) was $3 million at the end of 2016, or approximately 21.8% of the total compensation of our chief executive officer reported in the Summary Compensation Table for that period.

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The realized value of LTI awarded to our chief executive officer over the last three fiscal years (2014-2016) was estimated to be $0 at the end of 2016. While iPIP points may ultimately result in realized value, to date, no value from these awards has yet been realized by, or paid to, Mr. Sugarman.

These findings demonstrate alignment of the CEO’s realized pay with our company performance over the 2014-2016 performance period.
2016 Compensation Actions
Compensation decisions for our executives are made annually, after reviewing our performance as a business and evaluating individuals’ performance and contributions during the year, leadership qualities, business responsibilities, career with us, current compensation arrangements, long-term potential to enhance shareholder value and other relevant performance and market data. For 2016, Mr. Sugarman, our chief executive officer, made specific compensation recommendations to the Committee based on the objectives and approach set by the Committee, as well as current business conditions and other factors. Specifically, for each executive other than himself, Mr. Sugarman made recommendations regarding base salaries for the following year, annual incentive awards and long-term incentive awards, for review and discussion with and approval by the Committee. As part of its evaluation, the Committee considered various factors and data, including compensation levels and practices at other companies considered to be relevant for purposes of comparison, but did not engage in a formal benchmarking process. Mr. Sugarman attended meetings of the Committee at the request of the Committee chair, but did not attend executive sessions and did not participate in any Committee or Board discussions relating to the final determination of his own compensation.
In connection with its oversight of our 2016 compensation decisions, the Committee engaged Pay Governance as its independent compensation consultant to assist the Committee on a range of executive compensation matters. The Committee has considered the independence of Pay Governance in light of SEC rules and NYSE listing standards. The Committee reviewed a report from Pay Governance addressing the consultant’s independence and concluded that the work of Pay Governance did not raise any concerns regarding independence, conflicts of interest or related matters.
Pay Governance provided information and advice regarding compensation levels for our executives and generally assisted the Committee in its consideration of (a) compensation for the chief executive officer, (b) recommendations made by the chief executive officer for the other executive officers identified in this proxy statement and other employees, and (c) an appropriate overall structure and mix of compensation. The consultant conferred with the Committee members, as a group and individually, to discuss our recent compensation history and other relevant matters. The consultant met with the Committee regularly, including in executive sessions as requested by the Committee, to discuss guiding compensation principles, competitive market trends and potential pay frameworks.
Base Salaries
The Committee reviews the base salaries of our executive officers identified in this proxy statement every year. In 2016, the base salaries of our chief executive officer and our executive vice president, chief investment officer and chief legal officer identified in this proxy statement were not changed and remained as follows: Mr. Sugarman-$1,000,000; Ms. Matis-$500,000. The base salary of Mr. Jervis, our chief operating officer and chief financial officer who was hired by us during 2016, was established at $500,000.
Annual Incentive Awards
Under our annual incentive program, our total annual incentive pool is funded based on how we perform compared to a specific performance metric, as determined by the Committee. To comply with Section 162(m) of the

Code for 2016, the Committee established a separate performance metric and applicable performance target which is required to be achieved in order for bonuses paid for such fiscal year to the employees covered by Section 162(m) to be tax deductible. For 2016, the Section 162(m) performance target selected by the Committee was $207 million of Adjusted EBITDA, defined as net income (loss) plus interest expense, depreciation and amortization, stock‑based compensation expense, provision for loans losses and impairments, and income tax expense, and less gains (losses) on early extinguishment of debt. (See Exhibit A attached to this proxy statement for our calculation of Adjusted EBITDA.)
The Committee selected Target Adjusted Income per share as the appropriate performance measure for determining the size of the annual incentive pool to be funded for payment of annual incentive bonuses to all employees. Target Adjusted Income is calculated as Adjusted Income less actual economic losses realized on assets. (See Exhibit A attached to this proxy statement for our calculation of Adjusted Income.)
In early 2016, the Committee reviewed the Target Adjusted Income per share forecast for the coming year, established target ranges for potential outcomes, and determined projected Threshold, Target and Maximum annual incentive pool amounts to be funded in the amounts of $18 million (Threshold), $21 million (Target) and $25 million (Maximum). To account for unanticipated circumstances and external economic factors, including the impact of shifts in timing of our asset transactions, the Committee has discretion to adjust the size of the total pool up or down by 25% based on its assessment of our overall performance.
During 2016, we modified our presentation of adjusted income to reflect the effect of gains or losses on charge-offs and dispositions on carrying value gross of loan loss reserves and impairments. Following the end of the year, the Committee determined that the amount of Target Adjusted Income per share achieved for 2016 was in the range set early in the year for funding the annual incentive pool at the Target level of $21 million (adjusted for the modification mentioned above in order to make a direct comparison to the target range approved by the Committee early in 2016). The Committee then took into consideration various factors and determined to reduce the amount of the total annual incentive pool to be funded for 2016 to $19.9 million (95% of Target).
In making these determinations relating to the annual incentive pool for 2016, the Committee conferred with Pay Governance regarding competitive market data and competitive target bonus award levels for individuals, reviewed our historical annual incentive awards levels and other factors, and consulted with the chief executive officer.
Once the total funding of the annual incentive pool was determined by the Committee, individual employees’ payouts from the pool were determined on a discretionary basis by the Committee based on recommendations from the chief executive officer following an assessment of individual performance.
Under the annual incentive program, annual incentive awards to our more highly-paid executives, including the executive officers identified in this proxy statement, are typically paid in a mix of cash and equity: for annual incentive awards for services performed in 2016, approximately 20% of the annual bonus amount was paid in the form of supplemental allocations of points in the 2013-2014 iPIP pool described below, and/or shares of iStar common stock, which are fully-vested but subject to restrictions on selling the shares for 18 months.
The Committee made its determinations in February 2017 regarding annual incentive awards for the executive officers identified in this proxy statement for services performed in 2016.

•
No annual incentive cash bonus was awarded to our chief executive officer, based on a determination to emphasize the long-term incentives in his total compensation in the form of points in the 2017‑2018 iPIP pool described below.

•
Annual incentive awards for our other executive officers identified in this proxy statement were approved by the Committee based on the amount of the available annual incentive pool and the Committee’s assessment of each officer’s individual contributions to our financial and operating achievements during the year, as follows:

•	Ms. Matis-$1,368,250, of which she received $1,056,250 in cash and $312,000 in the form of an allocation of 1.5 points in the 2013-2014 iPIP pool; and

•	Mr. Jervis-$450,000, payable in cash per the terms of our 2016 employment offer to him.
Pursuant to the SEC’s disclosure rules and regulations, in the Summary Compensation Table below, the value of equity awards granted in 2017, even if granted in respect of 2016 performance, is not reported as part of the compensation for 2016 for our executive officers identified in this proxy statement but is reported as 2017 compensation. As a result, the equity portion of the annual incentive awards described above are not reported in the Summary Compensation Table of this proxy statement, but will be reported in next year’s proxy statement.
Long‑Term Incentive Compensation: iStar Performance Incentive Plan (iPIP)
The iPIP is the primary vehicle for providing, primarily to senior executives and select professionals engaged in our investment activities, long-term incentive compensation that has a direct relationship to the realized returns on our new investments. The iPIP in particular is designed to provide our management team with appropriate incentives, retain and motivate our executives and strengthen the alignment of their interests with those of our shareholders. The iPIP continues the evolution of our incentive compensation programs and enhances the performance‑based orientation of our overall program.
The iPIP creates compensation pools (which may be short-term and/or long-term pools depending on the nature of the investment assets included in the iPIP compensation pools) every two years that track the investment performance of the new investments made by us during those periods. iPIP compensation is awarded in the form of points, which are distributed at the outset of an iPIP compensation pool and may also be held in reserve for subsequent distribution at the discretion of the Committee. The total number of points in any iPIP compensation pool will be initially limited to 100 (in addition, participants may be diluted ratably during the first two years of a pool in order to admit additional participants, up to a total of 125 points).
The iPIP is based on the fundamental principle that participants should only realize compensation benefits from a specified group of investments if those particular investments have achieved success for the company. Therefore, there are meaningful hurdles which must be achieved before iPIP participants receive any payout from the iPIP compensation pools. Specifically, all payouts from each iPIP compensation pool are fully subordinated to a complete return of our invested capital in the assets included in that pool, together with a return partially based on a leverage component and partially based on a preferred return hurdle rate (which is 9% for all of the iPIP pools allocated to date). In addition, there is another test designed to further align management and shareholder interests, which has the potential to reduce payouts from an iPIP compensation pool in the event that our long-term TSR is below the average of the median of two market indices equally weighted between REITs (the FTSE NAREIT All REITs Index) and small cap stocks (the Russell 2000 Index).
No payouts to participants from the iPIP compensation pools will occur until there is a full return of our invested capital in the assets included in a particular pool and the required return on that capital and, therefore, the initial payouts of an iPIP compensation pool are not expected to occur until a substantial majority of the investment assets included in that particular pool are successfully liquidated. Further, iPIP participants are generally subject to a six-year vesting period. To promote a further alignment of interests, 50% of iPIP compensation will be payable in shares of our common stock, provided there are available shares for issuance under our LTIP, and the balance will be paid in cash.
The iPIP is a critical component of accomplishing our long-term goals and is specifically designed to provide an incentive compensation opportunity that is modeled after private equity “carried interest” programs. It is intended to provide a target aggregate compensation opportunity which, when taken together with a participant’s base salary and annual incentive compensation, will be consistent with the expectations of top-tier investment talent in other high-caliber, investment-based organizations.
For 2016, the Committee approved long-term incentive compensation in the form of supplemental allocations of points in the 2015-2016 iPIP pool that includes investments made in 2015-2016 (consisting of a long-

term investment pool and a short-term investment pool) and initial allocations of points in the 2017-2018 iPIP pool that will include investments made in 2017-2018 (consisting of a long-term investment pool and a short-term investment pool). For 2016, 17.875 points were supplementally allocated in the 2015-2016 iPIP pool, in addition to 74.100 points previously allocated in the 2015-2016 iPIP pool, out of a total of 100 points initially authorized for the 2015-2016 iPIP pool. In addition, 44.325 points were initially allocated in the 2017-2018 iPIP pool, out of a total of 100 points initially authorized for the 2017-2018 iPIP pool.
The allocations made for 2016 as long-term incentive awards to our chief executive officer and our other executive officers identified in this proxy statement were approved by the Committee based on the Committee’s assessment of each officer’s individual contributions to our investment and origination activities in particular and our financial and operating achievements in general, as follows: Mr. Sugarman-20.0 points in the 2017-2018 iPIP pool (20% of the authorized points in the 2017-2018 iPIP pool); Ms. Matis-2.0 points in the 2015-2016 iPIP pool and 3.75 points in the 2017-2018 iPIP pool (2.0% and 3.75%, respectively, of the authorized points in such iPIP pools); and Mr. Jervis-3.75 points in the 2017-2018 iPIP pool (3.75%% of the authorized points in such iPIP pool).
Long‑Term Incentive Compensation: Equity-Based Awards under Long‑Term Incentive Plan (LTIP)
As noted above, while our iPIP is intended to serve as the primary vehicle for providing long-term incentive compensation to our senior executives and investment professionals, we will continue to utilize equity-based awards under our LTIP, which are typically in the form of restricted stock units (Units) that are time-based. Like iPIP awards, LTIP awards are also intended to help us attract, retain, motivate and reward our executives and align their interests with those of our shareholders.
The long-term incentive awards granted to Mr. Jervis at the time he joined us on June 15, 2016 included a long-term incentive equity-based award in the form of 20,000 fully-vested shares of our common stock and 80,000 time-based Units, which will vest in 4 equal annual installments on the anniversary of his employment start date if he is employed by us on the vesting dates. Dividends will accrue but will not be paid unless and until time-based Units vest and are settled. During 2016, our other executive officers identified in this proxy statement were not granted long-term incentive equity-based awards under our LTIP.
In 2016, other employees were granted long-term incentive equity-based awards under our LTIP program in the form of time-based Units. These time-based Units typically provide for “cliff” vesting in one installment at the end of a three-year vesting period if the employee remains employed on the vesting date. Dividends will accrue but will not be paid unless and until time-based Units vest and are settled.
Other Compensation Program Design Features
We have also adopted the following policies as part of the overall design of our compensation program:

Minimum Stock Ownership Guidelines for Non-Employee Directors and Senior Officers
Our non-employee directors, executive officers and other senior officers are expected to maintain equity ownership interests having a value at least equal to a specified minimum ownership level determined by reference to each such individual’s position, as set forth below:

Position	Minimum Ownership Level
Non-Employee Directors	5X annual cash retainer
Chief Executive Officer (CEO)	5X base salary
Chief Legal Officer and Chief Investment Officer	3X base salary
Chief Operating Officer and Chief Financial Officer and Other CEO Direct Reports (including Executive Vice Presidents)	1.5X base salary
Senior Vice Presidents (or equivalent)	1X base salary
For purposes of these stock ownership guidelines, unvested time-based Units are counted. Each non‑employee director and officer has five years from the adoption of these guidelines in 2013, or the date of his or her election to the board or appointment to an officer position, as the case may be, whichever is later, to satisfy the ownership guidelines. All of our non-employee directors and executive officers identified in this proxy statement are currently in compliance with the guidelines.
Clawback Policy
We have a “clawback” policy that is reflected in the provisions of our incentive compensation awards. If we determine that an employee has engaged in fraud, willful misconduct or violation of a company policy that causes or contributes to a material restatement or adjustment of financial results within two years after the period presented, or causes a material negative revision of a financial measure used to award incentive compensation, the Compensation Committee will review performance-based compensation awarded to the employee and, if appropriate, seek recoupment of an appropriate portion of such performance-based compensation.
Prohibition on Hedging Transactions
We have adopted a policy that prohibits directors, officers and other employees from trading in financial instruments or engaging in hedging transactions involving our securities that are designed to hedge or offset the risks of price fluctuations in the value of our securities (including but not limited to collars or forward sale contracts, puts, calls or other exchange traded options, or short sales of our shares).
Prohibition on Pledged Securities and Margin Accounts
We prohibit directors, officers and other employees from pledging our securities as collateral for a loan or holding iStar securities in a margin account, except with prior approval in accordance with guidelines approved by our board from time to time. Exceptions may be granted and approval given on a case-by-case basis in circumstances where an individual clearly demonstrates the financial capacity to meet a margin call or repay the loan without resort to the pledged shares, or where the amount of pledged shares or shares held in a margin account is not significant in comparison to the individual’s total ownership of our shares, or where the aggregate amount of pledged shares by all insiders is not significant compared to our total outstanding shares.
“Double Trigger” Change in Control Provision for Long‑Term Incentive Compensation
All long-term incentive compensation awards for our executive officers, in the form of iPIP points or LTIP Units, include a “double trigger” change in control provision, meaning that a change in control of the Company alone will not cause any acceleration of vesting of the incentive compensation awards. Only if the change in control transaction is followed by termination of the executive’s employment or effective termination, such as material reduction in position, responsibilities, compensation or other significant terms of employment, will the incentive compensation awards continue to vest, either in full or on prorated basis.
Tax Considerations
Section 162(m) of the Internal Revenue Code (Code) generally limits tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers (excluding the chief financial officer) to $1 million in the year compensation becomes taxable to the executive, subject to an exception for performance-based compensation that meets specific requirements. The Committee considers the impact of this rule when developing and implementing its executive compensation programs; however, the Committee reserves the right to provide compensation that is not tax deductible if it believes the value in doing so outweighs the value of the lost tax deduction.
Risk and Compensation
As noted above in the discussion of the board’s role in risk oversight, in our view, it is not possible or desirable to eliminate risk from our business activities. We believe that both the company and our individual employees should focus on identifying, pricing, managing and monitoring risk with the objective of achieving attractive, long‑term, risk‑adjusted returns for our shareholders. We believe that our compensation program should support and motivate our employees in achieving this objective, but should not encourage excessive risk taking. We believe that our compensation program does not create risks that are reasonably likely to have a material adverse effect on us, based in part on the following attributes of our program:

•	We have no employment agreements with executive officers. All of our executives are employed on an “at will” basis and may be terminated with or without cause at any time.

•	Compensation is variable and performance-based. No individual’s compensation is guaranteed.

•
A significant portion of the compensation we pay our senior executives consists of long-term equity incentive awards which vest over multiple years and will only be realized if our performance exceeds meaningful hurdles.

•	Our executives have no “golden parachute” or “golden coffin” arrangements.

•
Our equity awards include clawback provisions which enable us to recover the awards in the event of gross negligence or misconduct directly related to a material restatement of our financial or operating results.

Taken as a whole, our compensation arrangements reward executives for appropriately identifying and managing risks, but provide no guaranteed “safety net” if they are ineffective in doing so. Moreover, the structure of our incentive compensation program ensures that any loss of value to our shareholders is shared by our management.
Compensation Committee Report
In connection with our oversight of the compensation programs of iStar Inc., a Maryland corporation (the Company), we, the members of the Compensation Committee listed below, have reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon the review and discussion, the Compensation Committee has recommended to the board of directors of the Company that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s 2016 Form 10-K Report.

Submitted by the Compensation Committee:
Robert W. Holman, Jr. (Chairman)
Robin Josephs
Barry W. Ridings
The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.
Summary Compensation Table
The following table, and the accompanying footnotes, sets forth compensation information for the past three years for Jay Sugarman, our chairman and chief executive officer, Geoffrey Jervis, our chief operating officer and chief financial officer who joined us on June 15, 2016, Nina Matis, our executive vice president, chief legal officer and chief investment officer, and David DiStaso, who served as our chief financial officer through June 15, 2016 and continued to be employed as a senior advisor through August 15, 2016, in accordance with the SEC's disclosure rules and regulations.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation($)		All Other Compensation ($)(1)	Total ($)
Jay Sugarman	2016	$1,000,000	$—	$2,913,872	(2)	$—	(3)	$11,331	$3,925,203
Chairman and	2015	1,000,000	—	5,360,000	(2)	—	(3)	11,345	6,371,345
Chief Executive Officer	2014	1,000,000	—	5,500,000	(2)	—	(3)	11,095	6,511,095

Geoffrey Jervis	2016	272,727	—	1,271,125	(6)	450,000	(4)	1,042	1,994,894
Chief Financial Officer and
Chief Operating Officer

Nina Matis	2016	500,000	—	919,847	(2)	1,056,250	(4)	15,699	2,491,796
Chief Legal Officer and	2015	500,000	—	2,001,503	(2)(5)	1,056,250	(4)	15,712	3,573,465
Chief Investment Officer	2014	500,000	—	1,062,500	(2)	2,112,500	(4)	15,462	3,690,462

David DiStaso	2016	250,000	—	266,333	(2)(6)(7)	—		774,312	1,290,645
Chief Financial Officer	2015	400,000	—	795,656	(2)(5)(6)(7)	500,000	(4)	11,345	1,707,001
(until June 15, 2016)	2014	400,000	—	467,147	(2)(6)(7)	747,500	(4)	10,759	1,625,406

(1)
Amounts reported in the “All Other Compensation” column include our matching contributions to the accounts of the executive officers identified in this proxy statement in our 401(k) Plan and additional compensation attributable to certain life and disability insurance premiums, and our contribution to a health savings account. Amounts reported in the “All Other Compensation” column for 2016 for Mr. DiStaso include amounts paid or payable for consulting services, accrued and unused vacation, consideration for forfeited incentive awards and severance in connection with the end of his employment.

(2)
Amounts reported in the “Stock Awards” column for 2016 and 2015 include the dollar value of iPIP points granted in January 2016 and January 2015, respectively, to the executive officers identified in this proxy statement in the 2013-2014 iPIP compensation pool and/or the 2015-2016 iPIP compensation pool. Amounts reported in the “Stock Awards” column for 2014 include the dollar value of iPIP points granted to the executive officers identified in this proxy statement in May 2014 in the 2013-2014 iPIP compensation pool.

The values of the iPIP awards are based on the grant date fair value calculated in accordance with FASB ASC Topic 718 (without regard to forfeitures) based on various assumptions with respect to forecasted investment originations, expected realization dates of investments (including maturities or sale dates), asset-specific leverage, corporate leverage, investment returns, credit losses and other relevant factors. These assumptions are subject to risks and uncertainties that may cause actual results or outcomes to differ materially from these assumptions. The fully-vested shares of our common stock fair values were calculated based upon the share price at the date of grant. Refer to Note 14 of our consolidated financial statements in our 2016 10‑K Report for further details.

(3)
No annual incentive awards were paid to Mr. Sugarman for services in 2016, 2015 and 2014 in consideration of the iPIP points awarded to him in 2017, 2016 and 2015, respectively. The iPIP points awarded in 2017 will be reported in next year’s proxy statement. The iPIP points awarded in 2016, 2015 and 2014 are reported under the “Stock Awards” column of this Summary Compensation Table in the respective year they were granted.

(4)
As described more fully in “Compensation Discussion and Analysis-Annual Incentive Awards,” the annual incentive awards for our executive officers identified in this proxy statement for services in 2016, 2015 and 2014 consist of cash, fully-vested shares of our common stock issued subject to trading restrictions and/or allocations of iPIP points in the 2013-2014 iPIP pool. Pursuant to the SEC’s disclosure rules and regulations, these annual incentive awards are reported as follows: the cash portion of the annual incentive awards is reported under the “Non-Equity Incentive Plan Compensation” column of this Summary Compensation Table for the year in which services were performed, the shares portion and the iPIP points portion granted in January 2016 for services in 2015 is reported in the 2016 “Stock Awards” column, and the shares portion and the iPIP points portion granted in February 2017 for services in 2016 will be reported in next year’s proxy statement in the 2017 “Stock Awards” column.

(5)
Amounts reported in the “Stock Awards” column for 2015 also include fully-vested shares of our common stock issued in January 2015 subject to trading restrictions as part of the annual incentive awards for services rendered in 2014.

(6) Amounts reported in the “Stock Awards” column for 2016 for Mr. Jervis include the dollar value of LTIP awards and the dollar value of iPIP points in the 2015-2016 iPIP pool granted to Mr. Jervis on commencement of his employment on June 15, 2016 based on the grant date fair value of such awards calculated in accordance with FASB ASC Topic 718. Amounts reported in the “Stock Awards” column for 2016, 2015 and 2014 for Mr. DiStaso also include the dollar value of LTIP awards granted to Mr. DiStaso based on the grant date fair value of such awards calculated in accordance with FASB ASC Topic 718 (without regard to forfeitures). The fair value of the time-based Units was calculated based upon the share price at the date of grant. The fair value of the performance-based Units was calculated using a Monte Carlo model to simulate a range of possible future stock prices for our common stock. Refer to Note 14 of our consolidated financial statements in our 2016 10-K Report, for further details.

(7)	In connection with the end of Mr. Distaso's employment with the Company, all unvested LTIP awards and iPIP points were forfeited.

Grants of Plan-Based Awards
The following table includes information on plan-based awards granted to our executive officers identified in this proxy statement during 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value ($)(1)(2)
Name	Grant Date	Target (#)	Threshold (#)	Target (#)	Maximum (#)
Jay Sugarman		(3)
	1/29/16			(4)				$2,913,872

Geoffrey Jervis		(3)
	6/15/16			(4)				300,125
	6/15/16					100,000	(6)	971,000

Nina Matis		(3)
	1/29/16			(4)				511,847
	1/29/16			(5)				408,000

David DiStaso		(3)
	1/29/16			(4)				146,242
	1/29/16					11,503	(7)	120,091

(1)
Amounts reported in the “Grant Date Fair Value” column include the dollar value of iPIP points granted to the executive officers identified in this proxy statement. As described elsewhere in this proxy statement, under the iPIP, participants are awarded points that represent percentage allocations in compensation pools that include a specified group of investments. Participants are eligible to realize compensation benefits from the returns generated by investments included in the compensation pools. However, no payouts to participants from the iPIP compensation pools will occur until there is a full return of our invested capital in the assets included in a particular pool and the required return on that capital and, therefore, the payouts of an iPIP compensation pool are not expected to occur for an extended period of time and depend on many unknown variables. Further, iPIP participants are generally subject to a six‑year vesting period. The fair values of the iPIP points were calculated as of the grant date based on various assumptions with respect to forecasted investment originations, expected realization dates of investments (including maturities or sale dates), asset‑specific leverage, corporate leverage, investment returns, credit losses and other relevant factors. These assumptions are subject to risks and uncertainties that may cause actual results or outcomes to differ materially from these assumptions. Refer to Note 14 of our consolidated financial statements in our 2016 10-K Report for further details.

(2)
Amounts reported in the “Grant Date Fair Value” column also include the dollar value of any LTIP awards granted to executive officers identified in this proxy statement based on the grant date fair value of such awards calculated in accordance with FASB ASC Topic 718 (without regard to forfeitures). The fair values of the time‑based Units were calculated based upon the share price at the date of grant. Refer to Note 14 of our consolidated financial statements in our 2016 10‑K Report for further details.

(3)
As described more fully in “Compensation Discussion and Analysis-Annual Incentive Awards,” at the beginning of each year, the Compensation Committee establishes a performance measure and determines the target amount of our total annual incentive pool, for all employees, assuming that the target performance measure is achieved. The total annual incentive pool is funded after year-end based on how we perform compared to the specific performance measure. Individual employees’ payouts from the pool are determined on a discretionary basis by the Committee. There are no Threshold, Target or Maximum payout amounts established under the annual incentive award program. The annual incentive awards for our executive officers identified in this proxy statement for services in 2016 typically consist of cash, fully‑vested shares of our common stock subject to trading restrictions and allocations of iPIP points in the 2013-2014 iPIP pool.

(4)
The January 2016 allocations of iPIP points for our chief executive officer and our other executive officers identified in this proxy statement for the 2015-2016 iPIP pool were as follows: Mr. Sugarman-19.925 points (19.925% of the authorized points in 2015-2016 iPIP pool); Ms. Matis-3.5 points (3.5% of the authorized points in 2015-2016 iPIP pool) and Mr. DiStaso-1.0 point (1% of the authorized points in 2015-2016 iPIP pool). In connection with the end of Mr. DiStaso's employment with the Company, his January 2016 allocation of iPIP points was forfeited. On June 15, 2016, Mr. Jervis was granted 2.5 points (2.5% of the authorized points in 2015-2016 iPIP pool). There are no Threshold, Target or Maximum payout amounts established under the iPIP.

(5)
The January 2016 allocations of iPIP points for our executive officers identified in this proxy statement for the 2013-2014 iPIP pool were as follows: Ms. Matis-2.0 points (2.0% of the authorized points in 2013-2014 iPIP pool). Mr. Sugarman and Mr. DiStaso did not receive any allocations in the 2013-2014 iPIP pool during 2016. There are no Threshold, Target or Maximum payout amounts established under the iPIP.

(6)
These time-based Units included 20,000 fully-vested shares of our common stock and 80,000 shares, scheduled to cliff vest in 4 equal installments on the anniversary of Mr. Jervis' employment date if Mr. Jervis is employed by us on the vesting dates. See discussion in “Compensation Discussion and Analysis-Long-Term Incentive Compensation: Equity-Based Awards under Long-Term Incentive Plan (LTIP)”.

(7)
These time-based Units were scheduled to cliff vest in one installment on December 31, 2017 if Mr. DiStaso was employed by us on the vesting date and were forfeited upon the end of his employment. See discussion in “Compensation Discussion and Analysis-Long-Term Incentive Compensation: Equity-Based Awards under Long-Term Incentive Plan (LTIP)”.

Outstanding Equity Awards
The following table shows all outstanding equity awards held by the executive officers identified in this proxy statement at the end of fiscal 2016, which include unearned iPIP points and unvested Units.
OUTSTANDING EQUITY AWARDS AT FISCAL 2016 YEAR-END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jay Sugarman				(2)	$13,423,975	(2)
Geoffrey Jervis	80,000	(3)	989,600	(2)	267,500	(2)
Nina Matis				(2)	3,349,000	(2)
David DiStaso				(2)	286,000	(2)

(1)	The market value of unvested Units is calculated by multiplying the number of Units by $12.37, the closing market price of our common stock on December 31, 2016.

(2)
The allocations of iPIP points in the 2015-2016 iPIP pool granted during 2016 for our executive officers identified in this proxy statement were as follows: Mr. Sugarman-19.925 points (19.925% of the points initially authorized in the 2015-2016 iPIP pool); Ms. Matis-3.5 points (3.5% of the points in the 2015-2016 iPIP pool); Mr. Jervis-2.5 points (2.5% of the points in the 2015-2016 iPIP pool); and Mr. DiStaso-1.0 point (1.0% of the authorized points in the 2015-2016 iPIP pool). Mr. DiStaso’s point was subsequently forfeited upon the end of his employment. Points in the 2015-2016 iPIP pool vested 40% on January 1, 2017, and an additional 15% will vest on January 1 of each year thereafter until fully vested, subject to the terms and conditions of the iPIP.

Ms. Matis was allocated 2.0 iPIP points in the 2013-2014 iPIP pool (2.0% of the authorized points in the 2013-2014 iPIP pool) during 2016. Mr. Sugarman, Mr. Jervis and Mr. Distaso did not receive any allocations in the 2013-2014 iPIP pool during 2016. Points in the 2013-2014 iPIP pool vested 40% on January 1, 2015, an additional 15% vested on January 1, 2016 and January 1, 2017, and an additional 15% will vest on January 1 of each year thereafter until fully vested, subject to the terms and conditions of the iPIP.
The allocations of iPIP points in the 2015-2016 iPIP pool granted during 2015 for our executive officers identified in this proxy statement were as follows: Mr. Sugarman-20.0 points (20% of the points initially authorized in the 2015-2016 iPIP pool); Ms. Matis-3.5 points (3.5% of the points in the 2015-2016 iPIP pool); and Mr. DiStaso-1.0 point (1.0% of the authorized points in the 2015-2016 iPIP pool). Mr. DiStaso’s point was subsequently forfeited upon the end of his employment. Points in the 2015-2016 iPIP pool vested 40% on January 1, 2017, and an additional 15% will vest on January 1 of each year thereafter until fully vested, subject to the terms and conditions of the iPIP.
The allocations of iPIP points in the 2013-2014 iPIP pool during 2015 for our executive officers identified in this proxy statement were as follows: Ms. Matis-2.0 points (2.0% of the authorized points in the 2013-2014 iPIP pool); and Mr. DiStaso-1.0 point (1.0% of the authorized points in the 2013-2014 iPIP pool). Mr. Sugarman did not receive any allocations in the 2013-2014 iPIP pool during 2015. Mr. DiStaso subsequently forfeited 0.45 points upon the end of his employment. Points in the 2013-2014 iPIP pool vested 40% on January 1, 2015, an additional 15% vested on January 1, 2016 and January 1, 2017, and an additional 15% will vest on January 1 of each year thereafter until fully vested, subject to the terms and conditions of the iPIP.
The allocations of points during 2014 for our executive officers identified in this proxy statement for the 2013-2014 iPIP compensation pool are as follows: Mr. Sugarman-44.0 points (44% of the authorized points in the 2013-2014 iPIP pool); Ms. Matis-8.5 points (8.5% of the authorized points in the 2013-2014 iPIP pool); and Mr. DiStaso-1.5 points (1.5% of the authorized points in the 2013-2014 iPIP pool). Mr. DiStaso subsequently forfeited 0.675 points upon the end of his employment.
The terms of the iPIP, including compensation benefits that may be payable to participants, are described elsewhere in this proxy statement in “Compensation Discussion and Analysis-Long-Term Incentive Compensation: iStar Performance Incentive Plan

(iPIP)”. The estimated fair values of iPIP points were calculated as of December 31, 2016 based on various assumptions with respect to forecasted investment originations, expected realization dates of investments (including maturities or sale dates), asset-specific leverage, corporate leverage, investment returns, credit losses and other relevant factors. These assumptions are subject to risks and uncertainties that may cause actual results or outcomes to differ materially from these assumptions. Refer to Note 14 of our consolidated financial statements in our 2016 10-K Report for further details.

(3)
See “Compensation Discussion and Analysis-Long-Term Incentive Compensation: Equity-Based Awards under Long-Term Incentive Plan (LTIP)”.for a discussion of these time-based Units granted to Mr. Jervis on commencement of his employment on June 15, 2016 that will cliff vest in 4 equal installments on the anniversary of his employment date if he is employed by us on the vesting dates.

STOCK VESTED IN FISCAL 2016
The following table presents information for the executive officers identified in this proxy statement relating to stock awards that vested during 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Jay Sugarman	21,714	$219,529
Geoffrey Jervis	20,000	194,200
Nina Matis	27,000	272,970
David DiStaso	9,000	90,990

(1)
The net amounts of shares received by Mr. Sugarman, Mr. Jervis, Ms. Matis and Mr. DiStaso upon vesting of these awards, after deduction of shares withheld by us to cover associated tax liabilities, as applicable, were 12,649, 12,030, 15,544 and 5,227 shares, respectively.

Pension Benefits; Deferred Compensation
We do not maintain any tax‑qualified defined benefit plans, supplemental executive retirement plans or similar plans for which information is required to be reported in a pension benefits table. Similarly, we do not maintain any non‑qualified deferred compensation plans for which information is required to be reported.
Employment Agreements with Executive Officers
We do not have employment agreements with any of our executive officers identified in this proxy statement.
Severance, Change-in-Control or Similar Arrangements
We do not maintain any severance, change-in-control or similar programs or arrangements that provide for payments to the executive officers identified in this proxy statement following termination of employment or a change in control of the company, except as described herein. In addition, none of our executive officers identified in this proxy statement have any “single trigger” change in control arrangements that provide for compensation, including accelerated vesting of stock awards, in the event of a change in control. All long-term incentive compensation awards and other arrangements for our executive officers identified in this proxy statement include a “double trigger” change in control provision, meaning that a change in control of the Company alone will not cause any acceleration of vesting of the incentive compensation awards. Only if the change in control transaction is followed by termination of the executive’s employment or effective termination, such as material reduction in position, responsibilities, compensation or other significant terms of employment, will the incentive compensation awards provide for vesting and payment to the executive, as described herein.

Under the terms of our LTIP and the applicable award agreements granted to Mr. Jervis, if, on December 31, 2016, Mr. Jervis’ employment had been terminated without cause, a prorated number of unvested Units would have vested on the termination date and he would have received shares of our common stock on the termination date having the value set forth below:

Name	Market Value of Earned Units Upon Termination Without Cause ($)(1)	Vesting/Delivery Date
Geoffrey Jervis	$144,317	12/31/16

(1)	Based on the $12.37 per share NYSE closing price of our common stock as of December 31, 2016.
Under the terms of our LTIP and the applicable award agreements granted to Mr. Jervis, if, on December 31, 2016, Mr. Jervis’ employment had been terminated without cause, or he had resigned for good reason, following a change in control, a prorated number of unvested Units would have vested on the termination date and he would have received shares of our common stock on the termination date having the value set forth below:

Name	Market Value of Earned Units Upon Termination Without Cause, or Resignation for Good Reason, Following Change of Control($)(1)	Vesting/Delivery Date
Geoffrey Jervis	$247,400	12/31/16

(1)	Based on the $12.37 per share NYSE closing price of our common stock as of December 31, 2016.
Under the iPIP, the following rules shall apply upon a termination of employment:

(i)
if the participant’s employment is terminated for “cause” then all points, whether vested or unvested, shall be forfeited and if the participant voluntarily terminates his employment, or is terminated without cause, unvested points are forfeited;

(ii)
if the participant’s employment is terminated due to the participant’s death or disability, then the participant’s amount of vested points shall be increased as of the date of such termination to the next vesting level (for example, if the participant was not yet vested in any points at the time of such termination, the participant’s vested points shall be increased to 40%); if this circumstance had occurred on December 31, 2016, the vested points of our executive officers identified in this proxy statement would have increased to the following amounts: Mr. Sugarman-24.2 points in 2013-2014 iPIP pool and 8.0 points in 2015-2016 iPIP pool; Ms. Matis-5.775 points in 2013-2014 iPIP pool and 1.4 points in 2015-2016 iPIP pool; and Mr. Jervis-1.0 point in 2015-2016 iPIP pool. Mr. DiStaso's points would not be affected as his employment ended prior to December 31, 2016.

(iii)
if the participant’s employment is terminated as a result of the participant’s “retirement” (i.e., retirement from the company after age 60, and with a sum of age plus years of service equal to at least 70) following the first anniversary of the commencement of an iPIP compensation pool, then 50% of the participant’s unvested points in such pool shall continue to vest on the same schedule as if the participant had not incurred such termination (with such vesting occurring pro rata at each vesting level), except that any such points that vested following retirement shall be forfeited if the participant competes with us (provided, that the participant shall not be required to repay any amounts previously received unless the provisions referred to below under “Clawback” apply); if Ms. Matis (our only executive officer identified in this proxy statement who qualified for “retirement” as defined) had retired on December 31, 2016, 6.3 of her unvested points in 2013-2014 iPIP pool and 2.1 points of her unvested points in 2015-2016 iPIP pool would continue to vest on the same schedule as if she had not retired;

(iv)
if, after a change in control, the participant’s employment is terminated by us without cause or by the participant for “good reason”, then the participant’s unvested points shall continue to vest on the same schedule as if the participant had not incurred such termination; and

(v)
if, after a formal determination by the board to proceed with a liquidation of the Company, the participant's employment is terminated by us without cause or by the participant for "good reason," then the participant shall become 100% vested in all points.

No values are being shown for the executive officers named in this proxy statement attributable to the incremental vesting of iPIP points upon a termination of employment because the performance hurdles under the iPIP had not been met as of December 31, 2016.
The iStar Inc. Severance Plan provides separation benefits in the event an employee is terminated without cause, on terms that are available generally to all salaried employees.
Compensation Committee Interlocks and Insider Participation
As of the date of this proxy statement, the members of the Compensation Committee are Robert W. Holman, Jr. (Chair), Robin Josephs and Barry W. Ridings. No member of the Compensation Committee is or was formerly an officer or an employee of the company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the our board, nor has such interlocking relationship existed in the past.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Directors, officers and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to our directors, officers and greater than 10% beneficial owners were met.
DIRECTOR COMPENSATION
Our compensation program for our non-employee directors provides for payments of annual retainers for directors, committee chairs and committee members and annual equity awards for directors. Directors do not receive additional fees for board or committee meetings attended. Currently, we pay all non-employee directors an annual retainer of $100,000, paid in quarterly cash installments. The chairs of our board committees receive the following annual retainers, paid in quarterly cash installments: Audit Committee-$40,000; Compensation Committee-$40,000; and other committees-$16,000. Committee members receive the following annual retainers, paid in quarterly cash installments: Audit Committee-$15,000; Compensation Committee-$15,000; and other committees-$10,000. Each non‑employee director receives an annual equity award of $125,000, payable at their election in common stock equivalents (CSEs) or restricted shares of our common stock. The number of CSEs or restricted shares is based on the average NYSE closing price for our common stock for the 20 days prior to the date of the annual shareholders meeting. Our Lead Director receives an additional award of $75,000, in consideration of her services as Lead Director, payable at her election in CSEs or restricted shares based on the average NYSE closing price for our common stock for the 20 days prior to the date of the annual shareholders meeting. The CSEs and restricted shares generally vest at the time of the next subsequent annual shareholders meeting. An amount equal to the dividends paid on an equivalent number of shares of our common stock is paid on the CSEs and restricted shares from the date of grant, as and when dividends are paid on the common stock. Under the Non-Employee Directors’ Deferral Plan, directors have the opportunity to defer the receipt of some or all of their compensation in accordance with the provisions of the plan.

The table below summarizes the compensation information for our non-employee directors for the fiscal year ended December 31, 2016. Jay Sugarman, our chairman and chief executive officer, is not included in this table as he is our employee and receives no compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Clifford De Souza	$115,000	$124,996	$—	$239,996
Robert W. Holman, Jr.	150,000	124,996	—	274,996
Robin Josephs	131,000	199,996	5,000	335,996
Dale Anne Reiss	140,000	124,996	5,000	269,996
Barry W. Ridings	130,000	124,996	5,000	259,996
John G. McDonald (retired from Board on January 2, 2017)	125,000	124,996	5,000	254,996

(1)
Amounts included in the “Stock Awards” column reflect the grant date fair value of common stock equivalents (CSEs) or restricted share awards made to directors in 2016 computed in accordance with FASB ASC Topic 718 (without regard to forfeitures). These awards were made to the directors under the Non-Employee Directors’ Deferral Plan. The CSEs or restricted share awards are valued using the closing price of our common stock on the date of grant. As of December 31, 2016, the directors held the following aggregate amounts of CSEs and/or restricted shares: Clifford De Souza-12,953 restricted shares; Robert W. Holman, Jr.-43,591 CSEs and 12,953 restricted shares; Robin Josephs-75,513 CSEs and 20,725 restricted shares; John G. McDonald-91,482 CSEs; Dale Anne Reiss-43,591 CSEs and 12,953 restricted shares; and Barry W. Ridings-6,670 CSEs and 12,953 restricted shares.

(2)
Our directors are eligible to participate in our broad-based matching gifts program under which we will donate funds equal to contributions made by directors or employees to qualified nonprofit organizations, up to a maximum annual matching contribution per individual of $5,000 for directors and senior officers, $2,500 for other officers and $1,500 for other employees. Our directors are also eligible for reimbursement of the costs of attending continuing director education programs. Amounts included in the “All Other Compensation” column include any matching gifts made by us on behalf of the director and any education costs reimbursed by us to the director.

INDEMNIFICATION
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide that we will indemnify the directors and the executive officers to the fullest extent permitted by our charter and Maryland law against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation to which any of them is, or is threatened to be, made a party by reason of their status as our director, officer or agent, or by reason of their serving as a director, officer or agent of another company at our request. The Maryland General Corporation Law, or MGCL, permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. Under the MGCL, a Maryland corporation is required to indemnify any director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity, unless the charter requires otherwise, which our charter does not. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately be determined that the standard of conduct was not met. Our charter requires us to indemnify and advance expenses to our directors and officers to the full extent required or permitted by Maryland law. In addition, we have obtained directors and officers liability insurance, which covers our directors and executive officers.
ACCOUNTING FEES AND SERVICES
Fees paid to PricewaterhouseCoopers LLP, our independent registered public accounting firm, during the last two fiscal years were as follows:
Audit Fees: The aggregate fees incurred during the fiscal years ended December 31, 2016 and December 31, 2015 for professional services rendered by PricewaterhouseCoopers LLP in connection with its integrated audits of our consolidated financial statements and our internal control over financial reporting and its limited reviews of our unaudited consolidated interim financial statements were approximately $1,969,000 and $1,541,000, respectively.
Audit-Related Fees: The aggregate fees incurred during the fiscal years ended December 31, 2016 and December 31, 2015 for assurance and related services rendered by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of our financial statements and are not disclosed under “Audit Fees” above, were approximately $1,101,216 and $13,000, respectively. The audit-related fees in 2016 primarily included fees related to the audits and reviews of a wholly-owned subsidiary's financial statements and reviews of SEC filings and the audit-related fees in 2015 related to the issuance of mortgage servicing compliance reports.
Tax Fees: The aggregate fees incurred during the fiscal years ended December 31, 2016 and December 31, 2015 for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning were approximately $329,099 and $471,406, respectively. These services included income tax compliance and related tax services.
All Other Fees: No fees were incurred during the years ended December 31, 2016 or December 31, 2015 for other professional services rendered by PricewaterhouseCoopers LLP.
Our Audit Committee is responsible for retaining and terminating our independent registered public accounting firm (subject, if applicable, to shareholder ratification) and for approving the performance of any non‑audit services by the independent registered public accounting firm. In addition, the Audit Committee is responsible for reviewing and evaluating the qualifications, performance and independence of the lead partner of the independent registered public accounting firm and for presenting its conclusions with respect to the independent registered public accounting firm to the full board.
The Audit Committee has the sole authority to approve all audit engagement fees and terms, as well as significant non‑audit services, with the independent registered public accounting firm. During fiscal 2016, the Audit Committee approved all audit engagement fees and terms with PricewaterhouseCoopers LLP, as well as all significant non‑audit services performed by PricewaterhouseCoopers LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information available to us as of March 22, 2017 (except as otherwise indicated) with respect to any common stock and Series D preferred stock owned by our directors, nominees for director and executive officers, and any individual or group of shareholders known to be the beneficial owner of more than 5% of our issued and outstanding common stock and Series D preferred stock. This table includes options, if any, that are currently exercisable or exercisable within 60 days of the date of this proxy statement and CSEs and restricted shares of our common stock awarded to non-employee directors under the iStar Inc. Non-Employee Directors Deferral Plan which are or will be fully vested within 60 days.

Name and Address of Beneficial Owner(1)	Common Stock Beneficially Owned(1)		% of Basic Common Stock Outstanding(2)	Series D Preferred Stock Beneficially Owned(1)	% of Series D Preferred Stock Outstanding(2)
Clifford De Souza(3)	20,447	(4)	*
Robert W. Holman, Jr.(3)	131,722	(5)	*
Geoffrey G. Jervis (3)	32,030	(6)	*
Robin Josephs(3)	167,877	(7)(8)	*
Nina Matis(3)	280,386	(9)	*
Dale Anne Reiss(3)	91,482	(10)(11)	*	2,200	*
Barry W. Ridings(3)	54,561	(12)	*
Jay Sugarman(3)	2,400,880	(13)	3.33%	2,000	*
BlackRock, Inc.	6,270,733	(14)	8.70%
Diamond Hill Capital Management, Inc.	7,446,681	(15)	10.33%
FMR LLC	4,499,703	(16)	6.24%
UBS	3,801,783	(17)	5.27%
Valinor Management LLC David Gallo	4,101,071	(18)	5.69%
The Vanguard Group	10,893,476	(19)	15.11%
All executive officers, directors and nominees for director as a group (8 persons)	3,179,385		4.41%

*	Less than 1%.

(1)
Except as otherwise indicated and subject to applicable community property laws and similar statutes, the person listed as the beneficial owner of shares has sole voting power and dispositive power with respect to the shares.

(2)
As of March 22, 2017, 72,105,172 shares of common stock were deemed outstanding for purposes of this table, of which 71,916,858 shares were entitled to vote, and 4,000,000 shares of Series D preferred stock were outstanding and entitled to vote.

(3)	c/o iStar Inc., 1114 Avenue of the Americas, 39th Floor, New York, NY 10036.

(4)	Includes 7,494 shares owned directly by Mr. DeSouza and 12,953 restricted shares of common stock owned directly by Mr. De Souza which are or will be fully vested within 60 days.

(5)
Includes 40,240 shares owned indirectly by Mr. Holman through a partnership, 34,938 shares owned directly, 43,591 CSEs held under the iStar Inc. Non-Employee Directors Deferral Plan which are fully vested and 12,953 restricted shares of common stock which are or will be fully vested within 60 days.

(6)
Includes 12,030 shares owned directly by Mr. Jervis and 20,000 restricted stock units which are or will be fully vested within 60 days representing the right to receive an equivalent number of shares of common stock.

(7)
Includes 58,499 shares of common stock owned indirectly by Ms. Josephs through a family trust, 13,140 shares owned indirectly through an Individual Retirement Account, 75,513 CSEs held under the iStar Inc. Non-Employee Directors Deferral Plan which are fully vested and 20,725 restricted shares of common stock which are or will be fully vested within 60 days.

(8)	Ms. Josephs also indirectly beneficially owns 3,030 shares of non-voting Series F preferred stock.

(9)	All shares are directly owned by Ms. Matis.

(10)
Includes 34,938 shares held directly by Ms. Reiss, 43,591 CSEs held under the iStar Inc. Non-Employee Directors Deferral Plan which are fully vested and 12,953 restricted shares of common stock which are or will be fully vested within 60 days.

(11)	Ms. Reiss also indirectly beneficially owns 2,768 shares of non-voting Series E preferred stock and 4,142 shares of non‑voting Series F preferred stock.

(12)
Includes 34,938 shares held directly by Mr. Ridings, 6,670 CSEs held under the iStar Inc. Non-Employee Directors Deferral Plan which are fully vested and 12,953 restricted shares of common stock which are or will be fully vested within 60 days.

(13)	Includes 2,360,336 shares of common stock owned directly by Mr. Sugarman and 40,544 shares owned indirectly through Mr. Sugarman’s spouse.

(14)
This beneficial ownership information is based solely on a Schedule 13G, dated December 31, 2016, as amended, filed with the SEC by BlackRock, Inc. and a review of public filings by the funds reported as beneficial owners in that Schedule 13G. This shareholder’s address is 55 E. 52nd Street, New York, NY 10055.

(15)
This beneficial ownership information is based solely on a Schedule 13G, dated December 31, 2016, as amended, filed with the SEC by Diamond Hill Capital Management, Inc. This shareholder’s address is 325 John H. McConnell Blvd., Suite 200, Columbus, OH 43215.

(16)
This beneficial ownership information is based solely on a Schedule 13G, dated December 31, 2016, as amended, filed with the SEC by FMR LLC. This shareholder’s address is 245 Summer Street, Boston, MA 02210.

(17)
This beneficial ownership information is based solely on a Schedule 13G, dated December 30, 2016, filed with the SEC by UBS Group AP. This shareholder’s address is Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland.

(18)
This information is based solely on a Schedule 13G, dated December 31, 2016, as amended, filed with the SEC by Valinor Management, LLC and Mr. David Gallo, managing member of Valinor Management, LLC. This shareholder's address is 510 Madison Avenue, 25th Floor, New York, NY 10022. Each of Valinor Management, LLC and Mr. Gallo has disclaimed beneficial ownership of these shares except to the extent of their pecuniary interests therein.

(19)
This beneficial ownership information is based solely on a Schedule 13G, dated December 31, 2016, as amended, filed with the SEC by The Vanguard Group. This shareholder’s address is 100 Vanguard Blvd., Malvern, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures With Respect to Related Party Transactions
It is the policy of our board of directors that all transactions between us and a related party must be approved or ratified by at least a majority of the members of our board who have no financial or other interest in the transaction. A related party includes any director or executive officer, any nominee for director, any shareholder owning 5% of more of our outstanding shares, and any immediate family member of such person.
In determining whether to approve or ratify a related party transaction, the board will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director will participate in any discussion or approval of a related party transaction for which he or she is a related party, except that the director will provide all material information concerning the related party transaction to our board.
If a related party transaction will be ongoing, our board may establish guidelines for our management to follow in its ongoing dealings with the related party. The board may delegate to our Nominating and Corporate Governance Committee the authority to review and assess, on at least an annual basis, any such ongoing relationships with the related party to see that they are in compliance with the board’s guidelines.
All related party transactions will be disclosed in our applicable filings with the SEC as required under SEC rules.

PROPOSALS
PROPOSAL 1:
ELECTION OF DIRECTORS
The Board has nominated directors Sugarman, De Souza, Holman, Josephs, Reiss and Ridings to be elected to hold office for a term of one year, until the next annual meeting and until their successors have been elected and qualified.
Recommendation Regarding the Election of Directors
The board recommends that you vote FOR electing the six named nominees as our directors.
PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the board of directors, with the concurrence of the board, has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to be our auditors for the fiscal year ending December 31, 2016, subject to ratification by our shareholders. We expect a representative of PricewaterhouseCoopers LLP to attend the annual meeting to make a statement, if he or she desires, and to respond to appropriate questions.
Recommendation Regarding Ratification of Appointment of PricewaterhouseCoopers LLP
The board recommends that you vote FOR ratification of the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to be our auditors for the fiscal year ending December 31, 2016.
PROPOSAL 3:
NON‑BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and rules adopted by the SEC thereunder, our shareholders are entitled to cast a non-binding, advisory vote to approve the compensation of our executive officers identified in this proxy statement, commonly referred to as the Say on Pay vote. We conduct an annual, non-binding Say on Pay vote consistent with the recommendation of a majority of our shareholders expressed by vote at our 2011 Annual Meeting.
Shareholders are urged to read the section of this proxy statement captioned “EXECUTIVE COMPENSATION”, and especially the Compensation Discussion and Analysis, which discusses our compensation philosophy and how our compensation policies and practices implement our philosophy.
We are requesting your non-binding vote on the following resolution:
RESOLVED, that the Company’s shareholders approve, on a non‑binding advisory basis, the compensation of the executive officers identified in the Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure
Although your vote is non-binding and advisory, the board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation Regarding the Shareholder Advisory Vote on Executive Compensation
The board recommends that you vote FOR the Say on Pay resolution to approve the compensation of the executive officers identified in this proxy statement.
PROPOSAL 4:
NON‑BINDING ADVISORY VOTE ON the Frequency of the Advisory SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act also requires most publicly traded companies to allow their shareholders to vote, at least once every six years, on how frequently to conduct the shareholder advisory vote on executive compensation. This proposal, commonly referred to as “Say When on Pay” or “Say on Pay Frequency,” is a non-binding advisory vote that allows shareholders to indicate whether they prefer an advisory vote on named executive officer compensation every year, every two years or every three years.
We are providing you, as a shareholder, the opportunity to indicate your preference for the frequency of a “Say on Pay” vote through the following resolution:
RESOLVED, that the shareholders recommend that the Company holds an advisory vote on the compensation of the Company’s the executive officers identified in the Proxy Statement every year, every two years or every three years, as determined by the alternative that receives the highest number of shareholder votes.
Our board of directors determined that an advisory vote on executive compensation every year is the most appropriate alternative for the Company.
Recommendation Regarding the Frequency of Advisory Shareholder Vote on Executive Compensation
The board of directors unanimously recommends a vote for holding an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, every year.
PROPOSAL 5:
NON‑BINDING ADVISORY VOTE ON PROPOSAL SUBMITTED BY A SHAREHOLDER
This section contains a shareholder proposal (the Union Proposal) and supporting statement submitted to us by UNITE HERE! International Union (the Union), 275 Seventh Avenue, New York, NY 10001. The Union has indicated that it has continuously owned 350 shares of our common stock for at least one year. We are advised that the Union intends to submit the Union Proposal to be voted on at the annual meeting of shareholders. The italicized text below contains the Union Proposal and supporting statement as submitted to us by the Union:
Resolution: Be it resolved, that the shareholders of iStar, Inc. (“the Company”) recommend the Board of Directors (“the Board”) take all steps necessary to allow shareholders to amend our bylaws by a vote of the majority of shares outstanding.
Supporting Statement
The ability to amend our bylaws by a vote of the majority of shares outstanding is fundamental shareholder right, and one of the most effective tools shareholders have to hold Boards accountable.
At many companies, shareholders can pursue corporate governance reform through two types of shareholder proposals - recommendations to the board or through binding bylaw amendments. Because many REITs - including the Company - are incorporated in Maryland, their governing documents may reserve the right to amend bylaws exclusively to the Board (MGCL Sec. 2.109), as is the case with the Company. In Delaware, where many hospitality C-corporations are incorporated, shareholders have this right by law (DGCL Sec. 109).

Over the last two years, shareholders at lodging REITs have cast an average of 62% of votes in favor of a substantially identical proposal. In its fall survey, leading proxy advisor Institutional Shareholder Services (ISS) included a number of questions about Maryland statues affecting shareholder rights, noting that Maryland’s REIT statutes give “boards the ability to specify that shareholders do not have the right to amend bylaws.” ISS asked respondents whether “vote recommendations against directors would be warranted for failure to opt out of such provisions.” 77% of respondents believed specifying that shareholders do not have the right to amend bylaws merited a vote against at least one director (18% recommended a vote against the chair of the governance committee, 34% against the whole governance committee and 25% against the entire board). Only 15% believed no negative recommendations were warranted.
Without the independent right to amend bylaws, introducing shareholder-friendly governance changes can be a lengthy process fraught with uncertainty. When boards amend the bylaws to restrict shareholder rights, shareholders have little recourse to recover these lost rights if they can only make recommendations the company is free to ignore, even when supported by a voting majority.
We recommend shareholders vote FOR a recommendation that our Board extend to shareholders the right to make binding bylaw amendments.
Our Statement in Opposition to the Union Proposal
The Union represents workers in the hotel and lodging industry. Based on publicly-available information, the Union has made several shareholder proposals in recent years to hotel and lodging REITs organized under Maryland law, including several recent proposals on the ability of shareholders to amend bylaws. The Union’s pattern appears to be to acquire nominal interests in hotel and lodging REITs to meet the minimum standard for advancing a shareholder proposal.
We are not a hotel or lodging REIT. Nevertheless, the Union has submitted this proposal to us to be included in this proxy statement. The Union has stated it owns 350 shares of our common stock (constituting approximately 0.000049% of the outstanding shares of our common stock), which have a value of approximately $4,000 as of March 22, 2017. It cannot be assumed that the Union’s interests in making this proposal are aligned with the economic interests of the Company and our other shareholders with a more significant economic stake in iStar.
The Board and management regularly review our corporate governance practices and policies in the context of current and emerging market trends, investor perspectives and proxy advisory firm guidelines. We are aware that the ability of shareholders to amend corporate bylaws is a topic of recent focus and a proxy advisory firm has adopted a policy of recommending “Withhold” votes for governance committee members of public companies that have governance documents that restrict the ability of shareholders to amend the bylaws. Our bylaws presently provide that our board has exclusive power to amend our bylaws.

Our Nominating and Governance Committee has discussed the Union Proposal and considered whether amending our governance documents at this time to provide shareholders the right to amend our bylaws was in the best interest of the Company. The committee considered, among other things:

•	Prior to receiving the Union Proposal, our shareholders have not expressed a concern to management or our board about not having the right to amend the bylaws.

•	Our bylaws currently give our shareholders rights to submit governance proposals and oppose the election of directors that do not implement such proposals.

•
Such a change could result in a bylaw amendment that the board, acting in its fiduciary capacity on behalf of shareholders, deemed not in the best interest of the Company and our long-term shareholders.

At this time, there is no clear consensus on what constitutes a corporate governance “best practice” on this issue. We plan to monitor closely market practices, conduct further engagement with our shareholders and give serious consideration to this issue. As a result of this process, the Board may conclude it is appropriate to modify the restrictions in our present bylaws on shareholders’ ability to amend the bylaws. However, until we have studied the issue thoroughly in close collaboration with our shareholders, we are not able to conclude that the Union Proposal is in the best interests of the Company and our shareholders.
The board understands that shareholder rights are important. We believe the board and management should be given the opportunity to engage in a thoughtful and deliberative process, after engagement and discussion with our shareholders, before making a decision on whether and how to modify our bylaws. For these reasons, the board does not support the Union Proposal.
Recommendation Regarding the Shareholder Proposal
The board of directors unanimously recommends that you vote AGAINST Proposal 5.
OTHER MATTERS
When Are Shareholder Proposals Due for the 2018 Annual Meeting?
In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholder proposals intended to be presented at the annual meeting to be held in 2018 must be sent in writing, by certified mail, return receipt requested, to us at our principal office, addressed to our Secretary, and must be received by us no later than December 8, 2017 for inclusion in the 2018 proxy materials. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered at our 2018 annual meeting, the proposal must contain the information required by our bylaws and be received by us in accordance with our bylaws. Pursuant to our current bylaws, shareholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted not later than December 8, 2017 and not earlier than November 8, 2017; provided, however, in the event that the date of the 2018 annual meeting is advanced more than 30 days prior to or delayed more than 30 days after May 16, 2018, in order for a proposal by a shareholder to be timely, such proposal must be delivered not earlier than the 150th day prior to the date of the 2018 annual meeting and not later than 5:00 p.m., Eastern time, on the later of (1) the 120th day prior to the date of the 2018 annual meeting or (2) the tenth day following the date on which public announcement of the date of the 2018 annual meeting of shareholders is first made.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the impacted shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify us by (1) directing your written request to: iStar Inc., 1114 Avenue of the Americas, 39th Floor, New York, New York 10036, Attn: Investor Relations or (2) contacting our Investor Relations department at (212) 930‑9400. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact us as specified above.
Are there any other matters coming before the 2017 Annual Meeting?
Our management does not intend to bring any other matters before the annual meeting and knows of no other matters that are likely to come before the meeting. In the event any other matters properly come before the annual meeting or any postponement of the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy in accordance with their discretion.
We urge you to authorize a proxy to vote your shares by completing, signing, dating and returning the accompanying proxy card in the accompanying postage-paid return envelope at your earliest convenience, whether or not you presently plan to attend the meeting in person.
Availability of Annual Report on Form 10‑K
Our 2016 Annual Report to Shareholders, including our audited financial statements for the fiscal year ended December 31, 2016, is being made available to you along with this proxy statement. You may obtain, without charge, a copy of our 2016 10-K Report, without exhibits, by writing to us at iStar Inc., 1114 Avenue of the Americas, 39th Floor, New York, NY 10036, Attention: Investor Relations, or by visiting our website at www.istar.com. The 2016 10-K Report is not part of the proxy solicitation materials, however, and the information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

By Order of the Board of Directors
Geoffrey M. Dugan
General Counsel, Corporate and Secretary
New York, NY
April 5, 2017

EXHIBIT A
Adjusted Income
In addition to net income (loss) prepared in conformity with GAAP, we use adjusted income, a non-GAAP financial measure, to measure our operating performance. Adjusted income is used internally as a supplemental performance measure adjusting for certain non-cash GAAP measures to give management a view of income more directly derived from current period activity. Until the second quarter 2016, adjusted income was calculated as net income (loss) allocable to common shareholders, prior to the effect of depreciation and amortization, provision for (recovery of) loan losses, impairment of assets, stock-based compensation expense, and the non-cash portion of gain (loss) on early extinguishment of debt. Effective in the second quarter 2016, we modified our presentation of adjusted income to reflect the effect of gains or losses on charge-offs and dispositions on carrying value gross of loan loss reserves and impairments ("Adjusted Income").

	For the Years Ended December 31,
	2016	2015
	(in thousands)
Adjusted Income
Net income (loss) allocable to common shareholders	$43,972	$(52,675)
Add: Depreciation and amortization(1)	64,447	72,132
Add/Less: (Recovery of) provision for loan losses	(12,514)	36,567
Add: Impairment of assets(2)	18,999	18,509
Add: Stock‑based compensation expense	10,889	12,013
Add: Loss on early extinguishment of debt, net	1,619	281
Less: Losses on charge-offs and dispositions(3)	(14,827)	(55,437)
Less: HPU/Participating Security allocation	(23)	(1,706)
Adjusted Income allocable to common shareholders(4)	$112,562	$29,684

(1)
Depreciation and amortization also includes our proportionate share of depreciation and amortization expense for equity method investments and excludes the portion of depreciation and amortization expense allocable to noncontrolling interests.

(2)
For the year ended December 31, 2016, impairment of assets includes impairments on equity method investments. For the year ended December 31, 2015, impairment of assets includes impairments on cost and equity method investments.

(3)
Represents the impact of charge-offs and dispositions realized during the period. These charge-offs and dispositions were on assets that were previously impaired for GAAP and reflected in net income but not in Adjusted Income.

(4)	For the year ended December 31, 2015, Adjusted Income under the previous presentation was $84.0 million.

Adjusted EBITDA
Adjusted EBITDA, a non-GAAP financial measure, represents net income (loss) plus the sum of interest expense, income taxes, depreciation and amortization, provision for (recovery of) loan losses, impairment of assets, stock-based compensation expense and the non-cash portion of gain (loss) on early extinguishment of debt.

	For the Years Ended December 31,
	2016	2015
	(in thousands)
Adjusted EBITDA
Net income (loss)	$100,182	$(6,157)
Add: Interest expense(1)	231,812	229,297
Add: Income tax (benefit) expense	(10,166)	7,639
Add: Depreciation and amortization(2)	66,023	73,862
EBITDA	387,851	304,641
Add/Less: (Recovery of) provision for loan losses	(12,514)	36,567
Add: Impairment of assets(3)	18,999	18,509
Add: Stock-based compensation expense	10,889	12,013
Add: Loss on early extinguishment of debt, net	1,619	281
Adjusted EBITDA	$406,844	$372,011

(1)	Interest expense also includes our proportionate share of interest for equity method investments.

(2)	Depreciation and amortization includes our proportionate share of depreciation and amortization expense for equity method investments.

(3)
For the year ended December 31, 2016, impairment of assets includes impairments on equity method investments. For the year ended December 31, 2015, impairment of assets includes impairments on cost and equity method investments.